                                                                   EXHIBIT 99.10

                                    FORM F-2
                         ANNUAL REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1993

                          FDIC Certificate No. 22260-7


                             CAPITOLBANK SACRAMENTO

           ----------------------------------------------------------
                (Exact name of bank as specified in its charter)


                              State of California

      --------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   94-2319513

                    ---------------------------------------
                       (IRS Employer Identification No.)


                                300 Capitol Mall
                          Sacramento, California 95814

             -----------------------------------------------------
               (Address of principal office, including zip code)


          Bank's telephone number, including area code (916) 449-8300


             Securities registered under Section 12(b) of the Act:

                                      None

                        -------------------------------

             Securities registered under Section 12(g) of the Act:

                   Common Stock, par value $1.5625 per share

               -------------------------------------------------
                               (Title of Class)

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


YES       X         NO
       --------          --------


The aggregate market value of voting stock held by non-affiliates as of April 15, 1994:

Number of shares of the Bank's common stock outstanding as of April 15, 1994:
4,080,302

Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of Bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [_]

                               TABLE OF CONTENTS

                                                                             Page No.
                                                                             --------
ITEM 1.    Business..........................................................       1

ITEM 2.    Properties........................................................      13

ITEM 3.    Legal Matters.....................................................      13

ITEM 4.    Security Ownership of Certain Beneficial Owners and Management....      13

ITEM 5.    Market for the Bank's Common Stock and Related Security Holder
           Matters...........................................................      15

ITEM 6.    Selected Financial Data...........................................      15

ITEM 7.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations.........................................      16

ITEM 8.    Financial Statements and Supplementary Data.......................      23

ITEM 9.    Directors and Principal Officers of the Bank......................      51

ITEM 10.   Management Compensation and Transactions..........................      54

ITEM 11.   Exhibits, Financial Statement Schedules and Reports on Form F-3...      59

ITEM 1.   BUSINESS
          --------

General
- - -------

CAPITOLBANK SACRAMENTO was incorporated under the laws of the State of California on December 31, 1975, and was licensed by the California State Banking Department and commenced operations as a California state-chartered bank on April 22, 1976. The Bank's securities consist of one class of common stock having a par value of $1.5625 per share. As of December 31, 1993, there were 4,080,302 shares outstanding; these shares were held by 1,073 shareholders of record. The Bank is an insured bank under the Federal Deposit Insurance Act, up to applicable limits thereof. Like many state-chartered banks of its size in California, it is not a member of the Federal Reserve System.

As of December 31, 1993, the Bank employed 77 full time equivalent (F.T.E.) persons. The Bank is engaged in substantially all of the business operations customarily conducted by independent commercial banks in California. These operations include the acceptance of checking and savings deposits, and the making of commercial, real estate, home improvement, consumer, and other installment and term loans. Inventory and accounts receivable financing, fixture and equipment financing, and short-term operating loans are also provided.

Consumer loans include loans for automobiles, and other personal needs. The Bank also offers a full service Trust department, safe deposit, night depository, wire transfers, and other customary bank services to its customers.

The two areas in which the Bank has directed a substantial portion of its lending activities are (i) commercial loans; and (ii) real estate loans (including construction and land development loans). As of December 31, 1993, these two categories accounted for approximately 28% and 68%, respectively, of the Bank's loan portfolio.

The Bank offers trust services through its Trust and Investment Department. As of December 31, 1993, the Trust and Investment Department had trust assets under management totaling $178,018,000.

The Bank's deposits are attracted primarily from individuals and small and medium-sized businesses. As of December 31, 1993, the Bank had a total of approximately 1,437 accounts representing approximately $28.7 million in total non-interest bearing demand deposits, with an average balance of approximately $19,972 each; approximately 3,274 accounts representing approximately $82.6 million in money markets and total time and savings deposits for individuals and corporations, with an average balance of approximately $25,229 each. Approximately $8.3 million of the deposits held by the Bank, as of December 31, 1993, were in the form of certificates of deposit in denominations of $100,000 or greater.

The Bank holds no patents or licenses (other than licenses required by appropriate bank regulatory agencies), franchises, or concessions.

For a complete statement of all subsidiaries of the Bank and the functions performed by each, see Exhibit 9, "List of Subsidiaries of the Bank."

Section 751.3 of the California Financial Code expressly permits real estate investment and development on the part of state-chartered commercial banks, subject to certain limitations.

The major limitation imposed by Section 751.3 is that the total of all investments, loans, and guarantees by a commercial bank in real estate development activities shall not exceed ten percent (10%) of the total assets of the Bank. Section 751.3 was amended in 1984 to permit direct investment in real estate projects by the Bank (rather than requiring that such investments be accomplished through stock ownership in a subsidiary corporation). As amended,
Section 751.3 further required that a bank's general plan of real estate investment and development activities shall be given prior approval of the California Superintendent of Banks. The following are brief descriptions of each continuing development project in which the Bank has a continuing investment under the authority of Section 751.3:

(i)  Capitol Commerce Development Corp. VI.  This wholly owned subsidiary owns
     -------------------------------------
     the following:

          (a)  Bank Certificates of deposit of -0-.
          (b)  Investment in real estate joint venture at -0-.

(ii) Capitol Commerce Development Corp. VII.  This wholly owned subsidiary owns
     --------------------------------------
     the following:

          (a)  Bank Certificates of deposit valued at $298,000.
          (b)  Investment in a real estate joint venture valued at -0-.

The Bank has a continuing investment under the authority of Section 772 as follows:

     Commerce Corporation.  This wholly owned subsidiary owns the following:
     --------------------

          (a)  Bank certificates of deposit valued at -0-.

The Bank has not expended a material amount of funds for research activities relating to the development of new services or the improvement of existing banking services during the last two fiscal years; however, the officers and employees of the Bank are engaged continually in marketing activities, including the evaluation and development of new services, to enable the Bank to retain and improve its competitive position in its service area. The cost to the Bank for these marketing activities cannot, however, be calculated with any degree of certainty.

Other than real estate investment and development activities in projects as permitted under Financial Code Section 751.3, the Bank has no present plans regarding new lines of business requiring the investment of a material amount of total assets.

Most of the Bank's business originates from within Sacramento County, California. All banking services offered to customers are located at the main office of the Bank. There are no branch operations, and the Bank does not have any application pending to add a branch office. The Bank's business is not seasonal. There has been no material effect upon the Bank's capital expenditures, earnings, or competitive position as a result of federal, state or local environmental regulation.

Competition
- - -----------

The banking business in California generally, and in the market area served by the Bank, is highly competitive. The Bank competes for loans and deposits principally with other commercial banks, including many which are much larger than the Bank, savings and loan associations, finance companies, thrift and loans, credit unions, mortgage companies, insurance companies, other financial institutions, and money market funds. In recent years, money market funds, which are not regulated by banking agencies, have played an increasingly important role in the competition for funds. As a result of interest rate deregulation in recent years, there is also increased competition among banks, savings and loan associations, and credit unions for loans and deposits (see "Effect of Economic Conditions, Governmental Policies, and Recent Legislation"). In addition, other entities (both governmental and private industry) seeking to raise capital through the issuance and sale of debt or equity securities and instruments provide competition for the Bank in the acquisition of deposits.

The Bank's primary service area consists of Sacramento and the surrounding areas of Sacramento County, California. In recent years, United States banks domiciled outside of California and foreign banks have established or purchased facilities to compete for business in the market served by the Bank. Beginning in 1991, state legislation allows non-California state chartered banks the opportunity to establish branch offices in California if the laws of the state in which such banks are chartered also allow branch banking by California-chartered banks. Such reciprocity may result in the establishment of branch offices in California by various major banking institutions, principally those chartered under the laws of the State of New York. Management is unable to predict the extent to which this might affect competition within the Bank's primary service area, although it is anticipated such competition could be significant. Many of the Bank's competitors have significantly greater assets, capital resources and higher lending limits and offer certain services not directly provided by the Bank, including international banking.

In order to compete with other financial institutions in its primary service area, the Bank relies principally upon personal contact by its officers, directors, employees and shareholders, specialized services, local promotional activities, and advertising. For customers whose loan demands exceed the Bank's lending limit, the Bank has attempted in the past, and will continue in the future, to arrange for such loans on a participation basis with other financial institutions. The Bank also assists customers requiring other services not offered by the Bank in obtaining such services from its correspondent banks.

Supervision and Regulation
- - --------------------------

As a California state-chartered bank whose accounts are insured by the FDIC, the Bank is subject to regulation, supervision, and regular examination by the California Superintendent of Banks ("the Superintendent") and by the FDIC. In addition, while the Bank is not a member of the Federal Reserve System, it is subject to regulation by the Board of Governors of the Federal Reserve System ("BGFRS"). The regulations of these agencies govern most aspects of the Bank's business, including periodic reports, capital ratios, investments, loans, certain check-clearing activities, branching, acquisitions, reserves against deposits and numerous other areas.

Effect of Economic Conditions, Governmental Policies and Recent Legislation
- - ---------------------------------------------------------------------------

Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and on securities held in its investment portfolio comprise the major portion of a bank's earnings. Thus, the earnings and growth of the Bank are subject to the influence of economic conditions generally, both domestic and foreign. The nature and timing of changes in general economic conditions and their impact on the Bank are subject to the nature and length of the condition which are difficult to predict. In addition to the influence of general economic conditions, the earnings of the Bank are affected by the fiscal and monetary policies of the federal government and its various agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board regulates reserve requirements of depository institutions, the discount rate on borrowings by depository institutions, and interest rates paid on the deposits of such institutions. The Federal Reserve Board generally regulates the money supply and prevailing interest rates through the purchase and sale of United States government securities in the open market. The policies influence the growth of the bank loans, investments, and deposits and also affect the interest rates charged on loans and paid on deposits. These activities, correspondingly, have a material effect on bank earnings. The nature and impact of future changes in monetary policies are not predictable.

Capital Adequacy of the Bank
- - ----------------------------

The FDIC, BGFRS and Office of the Comptroller of the Currency ("OCC") recently adopted regulations implementing risk-based capital guidelines for certain state-chartered banks which are not members of the Federal Reserve System ("non-member bank") and regulated by the FDIC such as the Bank, member banks regulated by the BGFRS and national banks regulated by the OCC, and their parent bank holding corporations and subsidiaries. Under the guidelines for banks, both assets as reported on the balance sheet and certain off-balance sheet items are assigned to risk categories. Each category has an assigned risk weight.
Capital ratios are calculated by dividing an institution's qualifying total capital base by its risk-weighted assets. The guidelines characterize an institution's capital as being "Tier 1" capital (consisting of common shareholders' equity, noncumulative perpetual preferred stock, and minority interests in consolidated subsidiaries) and "Tier 2" capital (consisting of cumulative perpetual preferred stock, auction rate preferred stock, mandatory convertible debt, the allowance for loan and lease losses, term subordinated debt and limited-life preferred stock) to supplement Tier 1 capital.

Effective December 31, 1992, a state non-member bank such as the Bank and other financial institutions subject to the guidelines were required to maintain a total risk-based capital ratio of 8 percent (of which 4 percent should be in the form of Tier 1 capital). Certain assets and commitments to extend credit present less risk than others and will be assigned to lower risk weighted categories requiring less capital allocation than the 8 percent ratio. For example, cash and government securities are assigned to a 0 percent risk weighted category; most home mortgage loans are assigned to a 50 percent risk-weighted category requiring a 4 percent capital allocation; and commercial loans are assigned to a 100 percent risk weighted category requiring an 8 percent capital allocation. As of December 31, 1993, the Bank's total risk-based capital ratio was approximately 12.48 percent.

At the time the FDIC, BGFRS and OCC announced the new risk-based capital guidelines, such agencies announced plans to develop minimum leverage ratios for bank holding companies and banks. Effective September 7, 1990, the BGFRS adopted a minimum leverage ratio of 3 percent Tier 1 capital to total assets (the "leverage ratio") based upon the definition of Tier 1 capital for year-end 1993. The leverage ratio is intended to limit the ability of banking organizations to leverage their equity capital base by increasing assets and liabilities without increasing capital proportionately. The leverage ratio constitutes a minimum ratio for well-run banking organizations under BGFRS standards and organizations experiencing or anticipating significant growth or failing to meet such BGFRS standards will be required to maintain a minimum leverage ratio ranging from 100 to 200 basis points in excess of the 3 percent leverage ratio. The OCC adopted the leverage ratio effective December 31, 1990. The FDIC adopted a minimum leverage ratio on February 28, 1991, which became effective April 10, 1991. The FDIC proposal established (i) a 3 percent Tier 1 minimum capital leverage ratio for highly-rated banks (those with a composite so-called CAMEL rating of 1 and not experiencing or anticipating significant growth); and (ii) a 4 percent Tier 1 minimum capital leverage ratio for all other banks, as a supplement to the risk-based capital guidelines.

It is not possible to predict precisely what effect the risk-based capital guidelines and the minimum capital leverage ratio will have upon the Bank in the future. However, a relatively large percentage of the Bank's assets are assigned to less than 100 percent risk weighted categories and the leverage limitations are no more restrictive than previously applicable capital requirements. Consequently, the Bank does not presently expect compliance with the risk-based capital guidelines and minimum capital leverage ratio to have a materially adverse effect upon the business of the Bank.

Dividends
- - ---------

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the following: (i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such a period. However, a bank, with the prior approval of the Superintendent, may make a distribution to its shareholders of an amount not to exceed the greater of (i) a bank's retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for the current fiscal year. In the event that the Superintendent determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Superintendent may order a bank to refrain from making such a proposed distribution. The FDIC may similarly restrict the payment of dividends if such payment would be deemed unsafe or unsold or if after the payment of such dividends, the Bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

The Bank has not paid cash or stock dividends in the past several years and has no intention of doing so in the immediate foreseeable future. Whether or not stock dividends or any cash dividends will be paid in the future will be determined by the Board of Directors after consideration of various factors.
The Bank's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by the Bank.

Recent Changes in the Law--FDICIA
- - ---------------------------------

On December 19, 1991, the President signed the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The FDICIA substantially revises banking regulations, certain aspects of the Federal Deposit Insurance Act and establishes a framework for determination of capital adequacy of financial institutions, among other matters. Under the FDICIA, financial institutions are placed into five capital adequacy categories as follows: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized, and (5) critically undercapitalized. The FDICIA authorized the BGFRS, OCC and FDIC to establish limits below which financial institutions will be deemed critically undercapitalized, provided that such limits cannot be less than two percent (2%) of the ratio of tangible equity to total assets or sixty-five percent (65%) of the minimum leverage ratio established by regulation. Financial institutions classified as undercapitalized or below are subject to limitations including restrictions related to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) capital distributions, and (iv) payment of management fees to a parent holding company. The FDICIA requires the BGFRS, OCC and FDIC to initiate corrective action regarding financial institutions which fail to meet minimum capital requirements. Such action may result in orders to augment capital such as through sale of voting stock, reduction in total assets, and restrictions related to correspondent bank deposits. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

The FDIC, BGFRS and OCC adopted regulations effective on December 19, 1992, implementing a system of prompt corrective action pursuant to Section 38 of the Federal Deposit Insurance Act and Section 131 of the FDICIA. The regulations establish the five capital categories described above with the following characteristics: (1) "Well capitalized"--consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "Adequately capitalized"--consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution; (3) "Undercapitalized"--consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%; (4) "Significantly undercapitalized"--consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; (5) "Critically undercapitalized"--consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

The regulations establish procedures for classification of financial institutions within the capital categories, filing and reviewing capital restoration plans required under the regulations and procedures for issuance of directives by the appropriate regulatory agency, among other matters. The regulations impose restrictions upon all institutions to refrain from certain actions which would cause an institution to be classified within any one of the three "undercapitalized" categories, such as declaration of dividends or other capital distributions or payment of management fees, if following the distribution or payment the institution would be classified within one of the "undercapitalized" categories. In addition, institutions which are classified in one of the three "undercapitalized" categories are subject to certain mandatory and discretionary supervisory actions. Mandatory supervisory actions include (1) increased monitoring and review by the appropriate federal banking agency; (2) implementation of a capital restoration plan; (3) total asset growth restrictions; and (4) limitation upon acquisitions, branch expansion, and new business activities without prior approval of the appropriate federal banking agency. Discretionary supervisory actions may include (l) requirements to augment capital; (2) restrictions upon affiliate transactions; (3) restrictions upon deposit gathering activities and interest rates paid; (4) replacement of senior executive officers and directors; (5) restrictions upon activities of the institution and its affiliates; (6) requiring divestiture or sale of the institution; and (7) any other supervisory action that the appropriate federal banking agency determines is necessary to further the purposes of the regulations. Further, the federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company under the guaranty is limited to the lesser of (i) an amount equal to 5 percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." FDICIA also restricts the solicitation and acceptance of and interest rates payable on brokered deposits by insured depository institutions that are not "well capitalized." An "undercapitalized" institution is not allowed to solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market areas in which such deposits would otherwise be accepted.

Any institution which is classified as "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of such determination unless it is also determined that some other course of action would better serve the purposes of the regulations. Critically undercapitalized institutions are also prohibited from making (but not accruing) any payment of principal or interest on subordinated debt without the prior approval of the FDIC and the FDIC must prohibit a critically undercapitalized institution from taking certain other actions without its prior approval, including (1) entering into any material transaction other than in the usual course of business, including investment expansion, acquisition, sale of assets or other similar actions; (2) extending credit for any highly leveraged transaction; (3) amending articles or bylaws unless required to do so to comply with any law, regulation or order; (4) making any material change in accounting methods; (5) engaging in certain affiliate transactions; (6) paying excessive compensation or bonuses; and (7) paying interest on new or renewed liabilities at rates which would increase the weighted average costs of funds beyond prevailing rates in the institution's normal market areas.

The capital ratio requirements for the "adequately capitalized" category generally are the same as the existing minimum risk-based capital ratios applicable to the Bank. It is not possible to predict what effect the new prompt corrective action regulation will have upon the Bank or the banking industry taken as a whole.

The Bank's total and Tier 1 risk-based capital ratios currently exceed the regulatory minimum capital ratios and the Bank does not anticipate the implementation of the FDICIA will have a material adverse effect upon the results of operations of the Bank.

The strength of the Bank's capital position is evidenced by the table below:


                                        December 31,
                                   ----------------------
                                    1993    1992    1991
                                   ------  ------  ------
Ratio Description
- - -----------------

Leverage Ratio

CapitolBank Sacramento              7.54%   7.05%   7.79%
Minimum requirement for "Well-
 Capitalized institution"           5.00%   5.00%
Minimum regulatory requirement      4.00%   4.00%   4.00%


                                        December 31,
                                   ----------------------
                                    1993    1992    1991
                                   ------  ------  ------
Tier I Risk-Based Capital Ratio

CapitolBank Sacramento             11.65%  13.33%  12.64%
Minimum requirement for "Well-
 Capitalized institution"           6.00%   6.00%
Minimum regulatory requirement      4.00%   4.00%   3.60%

Total Risk-Based Capital Ratio

CapitolBank Sacramento             12.90%  14.58%  13.97%
Minimum requirement for "Well-
 Capitalized institution"          10.00%  10.00%
Minimum regulatory requirement      8.00%   8.00%   7.25%

Under the FDIC's risk-based capital regulations, balance sheet assets and certain off-balance sheet commitments are weighted by risk and compared to capital. The decrease in the Bank's Tier I and Total Risk-Based Capital ratios at December 31, 1993 compared to 1992 was primarily due to an $11.9 million (18.4%) increase in gross loans at December 31, 1993 as compared to 1992. Accordingly, total risk-weighted assets increased $11.9 million (17.7%) from $79.0 million at December 31, 1993 compared to $67.1 million at December 31, 1992.

The FDIC adopted a regulation pursuant to Section 302(a) of the FDICIA, effective on November 2, 1992, amending its regulations on insurance assessments to, among other matters, adopt a recapitalization schedule for the Bank Insurance Fund and establish a risk-based insurance assessment system to replace the uniform assessment rate system formerly applicable to insured financial institution members of the Bank Insurance Fund. The regulation requires that each insured institution be assigned to one of three capital groups and one of three supervisory subgroups within each capital group, based upon financial data reported by each institution in its Report of Income and Condition, as well as supervisory evaluations by the institution's primary federal regulatory agency. The three capital groups have the following characteristics: (1) "Well capitalized"--consisting of institutions having a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater; (2) "Adequately capitalized"-- consisting of institutions that are not "well capitalized," but have a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and a Tier 1 leverage ratio of 4% or greater; and (3) "Undercapitalized"--consisting of institutions that do not qualify as either "well capitalized" or "adequately capitalized." The three supervisory subgroups have the following characteristics: (A) Subgroup "A"--consisting of financially sound institutions with only a few minor weaknesses; (B) Subgroup "B"-- consisting of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the Bank Insurance Fund; and (C) Subgroup "C"--consisting of institutions that pose a substantial probability of loss to the Bank Insurance Fund unless effective corrective action is taken.

The annual assessment rate for each insured institution continued at the rate of 0.23% per $100 of deposits through year-end December 31, 1992. Commencing January 1, 1993, the assessment rate is based upon a risk assessment schedule with rates ranging from 0.23% to 0.31% per $100 of deposits utilizing the capital group and supervisory subgroup analysis as follows:


                                             Supervisory Subgroup
                                   ----------------------------------------

          Capital Group                 A              B            C
          -------------
                1                      .23            .26          .29
                2                      .26            .29          .30
                3                      .29            .30          .31

On June 25, 1993, the FDIC adopted a permanent risk-based insurance assessment system which retained the transitional system without substantial modification. Based upon the new risk assessment rate system and the Bank's current level of deposits, the Bank estimates that its annual non-interest expense for assessments will not materially increase during 1994.

Under FDICIA, the federal banking agencies have adopted regulations which require institutions to establish and maintain comprehensive written real estate policies which address certain lending considerations, including loan-to-value limits, loan administrative policies, portfolio diversification standards, and documentation, approval and reporting requirements. FDICIA further generally prohibits an insured state bank from engaging as principal in any activity that is impermissible for a national bank, absent FDIC determination that the activity would not pose a significant risk to the Bank Insurance Fund, and that the bank is, and will continue to be, within applicable capital standards. Similar restrictions apply to subsidiaries of insured state banks. The Bank does not currently intend to engage in any activities which would be restricted or prohibited under FDICIA.

As required by FDICIA, the federal banking agencies have solicited comments on a proposed method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition. Under the proposal, interest rate risk exposures would be quantified by weighing assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. Institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations could be required by the bank regulators based on supervisory concerns.

The federal banking agencies have also asked for comments on certain safety and soundness standards required to be prescribed under FDICIA, in order to assist such agencies in the development of proposed rules. Such standards would apply to insured depository institutions and depository institution holding companies in a number of areas, including (a) operational and managerial standards, (b) asset quality, earnings and stock valuation, and (c) employee compensation.

FIRREA. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was enacted on August 9, 1989. FIRREA provided for a major restructuring of the federal regulatory framework applicable to depository institutions and their parent bank holding companies. Among other things, and subject to applicable phase-in provisions, FIRREA contains provisions which (i) established two separate financial industry insurance funds, both administered by the FDIC--the Bank Insurance

Fund and the Savings Association Insurance Fund; (ii) abolished the Federal Home Loan Bank Board and Federal Savings and Loan Insurance Corporation and created the Office of Thrift Supervision as an office of the Treasury Department, with responsibility for examination and supervision of the savings and loan industry;
(iii) increased the insurance premiums paid by FDIC-insured institutions; (iv) permitted bank holding companies to acquire healthy savings and loan associations; (v) expanded, enhanced and clarified federal banking agencies' enforcement authority over the operations of all insured depository institutions and increased the civil and criminal penalties that may be imposed in connection with violations of laws and regulations; (vi) curtailed investments and certain other activities of state-chartered savings and loan associations; and (vii) increased the capital requirements of savings and loan associations. At the same time, the FDIC was given enhanced power over both savings institutions and banks with regard to deposit insurance, conservatorships and receiverships.

The deposits of the Bank are insured by the Bank Insurance Fund. FIRREA provides that the Bank Insurance Fund and the Savings Association Insurance Fund are to be maintained separately and restricts proposed conversions from one fund to another.

FIRREA's civil enforcement provisions apply to any "institution-affiliated party," which includes not only directors, officers, employees, agents and persons participating in the conduct of the affairs of a financial institution, but also attorneys, appraisers, and accountants, as well as other independent contractors, who participate in a law or regulation violation, any breach of fiduciary duty or any unsafe or unsound practice that causes (or is likely to cause) more than a minimum financial loss to, or a significant adverse effect on, a financial institution. FIRREA also prohibits an insured depository institution from entering into a contract with any person to provide goods, products or services to the financial institution that would jeopardize the institution's safety or soundness.

FIRREA details the powers that can be exercised by the FDIC as conservator or receiver. The powers are designed to allow the FDIC to take the actions needed to resolve the problems posed by a financial institution in default. For example, when acting as a conservator or receiver, the FDIC is expressly given the power to operate the institution, conduct all of the institution's business, and perform all of the functions of the institution in its own name.

FIRREA also permits access for commercial banks to Federal Home Loan Bank advances, alters the former procedures for obtaining advances and mandates the use of certain Federal Home Loan Bank funds for community investment and affordable housing programs.

California Law.  In 1988, Proposition 103 was adopted by California voters.
- - --------------
Proposition 103 authorized California state-chartered banks to engage in insurance agency and insurance brokerage activities. As a result of Proposition 103, the Superintendent, in conjunction with the California Department of Insurance, adopted procedures for permitting state-chartered banks to apply for licenses to engage in insurance activities. The Bank has not sought a license to engage in such insurance activities to date.

California law authorizes California banks (a) to provide real estate appraisal services, management consulting and advice services, electronic data processing services, and (b) to acquire and hold voting stock of one or more corporations, the activities of which are primarily investment in real estate. Additionally, California state-chartered banks and savings and loan associations are authorized to organize, sponsor or operate or render investment advice to an investment company or to underwrite, distribute or sell securities of any investment company which has qualified to sell securities in California.

Regulations of the Superintendent adopted to implement the provisions of Section 772 of the California Financial Code authorize California state-chartered banks to invest in the capital stock, obligations or other securities of corporations not acting as insurance companies, insurance agents or insurance brokers. The regulations delineate the type of investments which may be made, establish procedures for administrative approval of certain investments and for the examination of a corporation which a bank is deemed to control as a result of an investment pursuant to Section 772, and include rules relating to pre-1983 investments.

Competitive Equality Banking Act.  In 1987, the Competitive Equality Banking Act
- - --------------------------------
was enacted, which affected almost all sectors of the financial services industry. This legislation included among other things: (i) the imposition of certain restrictions on transactions between banks and their affiliates; (ii) limitations on the time banks may hold certain deposits prior to making the deposited funds available for withdrawal and provision for the payment of interest on such funds deposited in interest-bearing accounts; (iii) a requirement that any adjustable rate mortgage loan originated after December 8, 1989 and secured by a lien on a one-to-four family dwelling include a limitation on the maximum rate which interest may accrue on the principal balance during the term of such loan; (iv) the expansion of the FDIC's authority in arranging supervisory interstate acquisitions and acquisitions of failing banks; (v) the renewal of emergency acquisition authorities; (vi) the exemption of assessment income of federal banking agencies from budget restrictions imposed by the Office of Management and Budget and from the budget balancing requirements of the Gramm-Rudman-Hollings Act; and (vii) the application of the Glass-Steagall Act to state-chartered banks, prohibiting affiliations with companies principally engaged in securities activities.

Interstate Banking Legislation.  In 1986 and 1987, legislation was enacted in
- - ------------------------------
California permitting out-of-state bank holding companies to acquire banks in California after July 1987, if the holding company conducted its principal operations in Alaska, Arizona, Colorado, Hawaii, Idaho, Nevada, New Mexico, Oregon, Texas, Utah or Washington. Generally, such acquisitions are subject to the approval of the BGFRS and the Superintendent and require the existence of reciprocal interstate legislation in the state in which the operations of the bank holding company are conducted. The interstate banking authorization became applicable to other out-of-state bank holding companies on January 1, 1991.

The United States Congress has periodically considered legislation which could result in interstate banking and further deregulation of banks and other financial institutions. Such legislation could result in the relaxation or elimination of geographic restrictions on banks and bank holding companies and could place the Bank in more direct competition with other financial institutions, including mutual funds, securities brokerage firms, investment banking firms and other entities. The effect of this legislation on the Bank cannot be determined at this time.

Accounting Pronouncements
- - -------------------------

In December 1991, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"). SFAS 107 requires entities such as the Bank to disclose, either in the body of their financial statements or in the accompanying notes, the "fair value" of financial instruments for which it is "practicable to estimate that value." Most deposit and loan instruments issued by financial institutions are subject to SFAS 107, and its effect on the Bank is to require financial statements disclosure, in addition to their carrying value, of the fair value of most of the assets and liabilities of the Bank. Excepted from the disclosure requirement, among other types of instruments, are most employee benefit plan obligations, insurance contracts, leases, warranties, minority and equity interests in consolidated subsidiaries, and other investments accounted for under the equity method. The Bank has included the disclosure required by SFAS 107 in footnote 14 to its financial statements for the year ended December 31, 1993, copies of which are included in this report. The disclosure requirements contained in SFAS 107 could adversely affect the market price of the Bank's Common Stock and its ability to raise funds in the financial markets.

In February 1992, FASB issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), which established new financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. The new standard requires an asset and liability approach for financial accounting and reporting for income taxes, replacing the income statement approach inherent in the current income tax accounting standard. In 1993, the Bank adopted SFAS 109. Adoption of the provisions of SFAS 109 had no material impact on the Bank's financial position or results of operations.

In November 1992, FASB issued Statement of Financial Accounting Standards No. 112, Accounting for Postemployment Benefits ("SFAS 112"), which requires the accrual of postemployment benefits, such as the continuation of health care benefits and life insurance coverage. SFAS 112 is effective for fiscal years beginning after December 15, 1993. The Bank does not currently offer postemployment benefits to its employees and therefore the implementation of SFAS 112 is not applicable to the Bank.

In May 1993, FASB issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. This statement, which becomes effective in the first quarter of 1995, requires the Bank to measure impaired loans based upon the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank has not completed the analysis necessary to determine the impact, if any, of this statement on its financial position or results of operations.

In May 1993, FASB issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement, which becomes effective in the first quarter of 1994, requires the Bank to classify investment securities into one of three categories at acquisition: held-to-maturity, trading or available-for-sale. Investments in debt securities shall be classified as held-to-maturity and measured at amortized cost only if the Bank has the positive intent and ability to hold such securities to maturity. All other investments in debt and equity securities that have readily determinable fair values shall be classified as either trading securities, which are bought and held principally for the purpose of selling them in the near term and are carried at market value with a corresponding recognition of the unrealized holding gain or loss in results of operations, or as available-for-sale securities, which are all other securities and are carried at market value with a corresponding recognition of the unrealized holding gain or loss as a net amount in a separate component of stockholders' equity until realized. The Bank adopted this statement as of January 1, 1994. If the provisions of this statement would have been applied as of December 31, 1993, stockholders' equity would have been increased by approximately $220,000.

ITEM 2.  PROPERTIES
         ----------

The Bank currently maintains one banking office. This facility is located at the Capitol Bank Center, 300 Capitol Mall, Sacramento, California.

Commencing February 1, 1985, the Bank entered into a lease with Capitol Mall Venture to house the Bank's main office. Under this lease, as substantially amended, the Bank obtained 32,809 net rentable square feet at a monthly lease cost, commencing November 1, 1985, of $83,000, subject to annual adjustments and certain property maintenance costs. The lease is for an initial term of fifteen years with options to extend the lease for a total of fifteen additional years. Under the terms of the lease, the Bank occupied a portion of the first, second and third floors of the eighteen story Capitol Bank Center. The Bank has sublet the second and third floors of the Bank. During 1993 the Bank collected $190,054 in rental payments pursuant to sublease agreements with unrelated third parties.

On March 1, 1991, the Bank leased auxiliary administrative office space in an office building located at 3410 Industrial Boulevard, West Sacramento, California. The Bank leases 7,200 square feet of space for its Finance, Trust Operations, Data Processing, Human Resources, Note and Courier Service Departments under a lease agreement which terminates September 30, 1996. The Bank received six months free of rent. The base rent is $5,063.10, subject to adjustments of four percent (4%) per annum.


ITEM 3.  LEGAL MATTERS
         -------------

The Bank is involved in litigation of a routine nature which is being handled and defended in the ordinary course of the Bank's business. In the opinion of management, the resolution of this litigation will have no material impact on the Bank's financial position.


ITEM 4.  SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

The following table sets forth certain information regarding shareholders who own beneficially more than five percent (5%) of the outstanding common stock of the Bank (the only class outstanding) as of December 31, 1993.


                              Amount and Nature   Percent of
      Name and Address          of Beneficial    Outstanding
    of Beneficial Owner            Shares           Shares
- - -------------------------------------------------------------
J. Al Wickland, Jr.               839,254/(1)/       20.6%
 3640 American River Drive
 Sacramento, CA 95853

__________

(1) Mr. Wickland, Chairman of the Board, holds sole voting and investment power to all of his shares.

The following table sets forth certain information with regard to the ownership, as of December 31, 1993, of the common stock of the Bank (the only class outstanding) by all directors individually, and all directors and principal officers of the Bank, as a group.


                                                                 Common Stock
                                             Position(s)      Beneficially Owned
Name                           Age              Held            on 12/31/93(1)
- - --------------------------------------------------------------------------------

Louis G. Fifer                  45          Director               500     .01%

Thomas J. Hammer, Jr.           61          Director             1,500     .03%

Thomas T. Jenkins               50          Director             1,000     .02%

Thomas E. King(2)               50          Director            20,801    0.51%

Carolyn G. Reid                 55          Director             3,000     .07%

J. Al Wickland, Jr.             73          Chairman of
                                            the Board          839,254   20.50%

John A. Wickland, III           49          Director           180,705    4.40%

All directors and executive
officers of the Bank as a
 group (10 persons)(3)(4)                                    1,052,166   25.79%

- - ----------

(1) Unless otherwise indicated, each of the above Directors holds either sole voting and investment power as to all shares owned or shares voting and investment power with his spouse as to the shares owned.

(2) Includes 20,401 shares which may be acquired under stock options exercisable within 60 days of December 31, 1993. Mr. King will cease being the President and Chief Executive Officer and a Director of the Bank, effective April 15, 1994. For information regarding Mr. King's cessation of employment, see "Item 10."

(3) As used in this proxy statement, the term "officer" or "principal officer" means a Chairman of the Board of Directors, Vice Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Corporate Secretary, Vice President, and any other person who participates in major policy-making functions of the Bank.

(4) Includes 24,801 shares which may be acquired under stock options exercisable within 60 days of December 31, 1993.

ITEM 5.   MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER
          --------------------------------------------------------------
          MATTERS
          -------

During 1993, the Bank's common stock was not listed on any stock exchange or on NASDAQ. The primary market makers for the Bank's common stock are Kidder Peabody & Co., Inc and Hoefer & Arnett, Inc. There were eighteen trades which occurred in 1993, ranging in price from a high of $2.25 to a low of $1.50.
There were forty trades which occurred in 1992. The price ranged from a high of $2.50 to a low of $2.00.

During 1993 and 1992, the Bank declared no dividends on its stock. Under California banking laws, it may not pay cash dividends without prior approval until such time as the deficit in undivided profits is restored and there are sufficient earnings to cover the dividend.

As of December 31, 1993, there were approximately 1,073 holders of the Bank's common stock.


ITEM 6.   SELECTED FINANCIAL DATA
          -----------------------

                                                            Years Ended December 31,
                                          1993          1992           1991          1990          1989
- - -----------------------------------------------------------------------------------------------------------

Total interest income                 $  8,950,842  $  9,125,106   $ 12,488,049  $ 13,289,560  $ 11,362,711
Total interest expense                   2,671,141     3,281,012      5,337,012     6,453,069     5,609,110
                                      ------------  ------------   ------------  ------------  ------------

  Net interest income                    6,279,701     5,844,094      7,151,037     6,836,491     5,753,601
Provision for loan losses                  436,000       519,778      1,066,823       525,000       250,000
                                      ------------  ------------   ------------  ------------  ------------

  Net interest income after
  provision for loan losses              5,843,701     5,324,316      6,084,214     6,311,491     5,503,601
                                      ------------  ------------   ------------  ------------  ------------

Total non-interest income                1,213,053     1,290,233      1,670,837     2,120,735     1,221,774
Total non-interest expense               6,663,133     8,478,118      7,473,238     6,692,883     5,743,842
                                      ------------  ------------   ------------  ------------  ------------

Income (loss) before provision
 for income taxes and extra-
 ordinary item                             393,621   (1,863,569)        281,813     1,739,343       981,533
Provision for income taxes                  78,500            --        114,453       713,000       399,500
                                      ------------  ------------   ------------  ------------  ------------

Income (loss) before extra-
 ordinary item                             315,121   (1,863,569)        167,360     1,026,343       582,033

Extraordinary item, tax benefit of
 net operating loss carryforward                --            --         44,000       630,000       374,000
                                      ------------  ------------   ------------  ------------  ------------

Net income (loss)                     $    315,121  $(1,863,569)   $    211,360  $  1,656,343  $    956,033
                                      ============  ============   ============  ============  ============


                                                            Years Ended December 31,
                                          1993          1992           1991          1990          1989
- - -----------------------------------------------------------------------------------------------------------
Income (loss) before extra-
 ordinary item                        $       0.08  $      (0.46)  $       0.04  $       0.25  $       0.14
Extraordinary item                              --            --           0.01          0.16          0.09
                                      ------------  ------------   ------------  ------------  ------------

Net income (loss) per share           $       0.08  $      (0.46)  $       0.05  $       0.41  $       0.23
                                      ============  ============   ============  ============  ============

Total Assets                          $123,393,109  $119,945,633   $148,454,333  $150,020,495  $129,551,463
                                      ============  ============   ============  ============  ============

Long-term Obligations                           --            --             --            --            --
                                      ============  ============   ============  ============  ============

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS
          ------------------------------------

1.   Overview

Management's discussion and analysis of the financial condition and results of operation is intended to provide a better understanding of significant changes in the trends of CapitolBank Sacramento. The discussion and analysis should be read in conjunction with the consolidated financial statements and notes, thereto, along with other financial information included in this report.

CapitolBank Sacramento was incorporated under the laws of the State of California on December 31, 1975, and was licensed by the California State Banking Department and commenced operations as a California state-chartered bank on April 22, 1976. The Bank's securities consist of one class of common stock having a par value of $1.5625 per share. As of December 31, 1993, there were 4,080,302 shares outstanding; these shares were held by 1,073 shareholders. The Bank is an insured bank under the Federal Deposit Insurance Act, up to applicable limits thereof. Like many state-chartered banks of its size in California, it is not a member of the Federal Reserve System.

The Bank's net income was $315,121 for the year ended December 31, 1993, representing earnings per share of $0.08. This represents a dramatic improvement over the 1992 loss of $ 1,863,569 ($0.46 loss per share) and a 49.1% increase from 1991 earnings of $211,360 ($0.05 per share). The increase in net income during 1993 when compared to 1992 was principally due to improvements in the quality and size of the Bank's loan portfolio, an improvement in the net interest margin due primarily to reduced interest expense while maintaining loan interest rates constant and reductions in Other Real Estate Owned, legal fees and other expenses. 1992 results were also negatively impacted by a one time charge to income of $1,060,000 resulting from the divestiture of a real estate joint venture, undertaken in 1990 by Capitol Commerce Development Company VI, a wholly owned subsidiary of the Bank.

Return on average equity for the years 1993, 1992 and 1991 was 3.57%, (21.65%) and 1.95%, respectively. The Bank's risk-based capital ratio at December 31, 1993 was 12.90% compared to 14.58% at December 31, 1992. These ratios are in excess of the Federal Reserve Board's requirement of 8.00%.

2.   Net Interest Income

Net interest income, the primary component of bank revenue, is the difference between interest and loan fees earned by the Bank on its earning assets and the interest expense paid on its interest-bearing deposit liabilities and other borrowed funds. Net interest income, expressed as a percentage of average total earning assets, is referred to as "net interest margin."

1993 Compared to 1992
- - ---------------------

The Bank's net interest income of $6,279,701 increased $435,607 (7.5%) when compared to 1992. This increase resulted from the combination of a $3,936,000 (6.0%) increase in average loans, a $5,174,000 (24.1%) reduction in average time deposits and a 15.3% decrease in the average cost of funds. The decrease in time deposits is consistent with management's desire to shift its deposit mix from time deposits to interest-bearing transaction accounts. The decrease in the average cost of funds resulted from the shift in the deposit mix combined with a general decline in deposit interest rates.

1992 Compared to 1991
- - ---------------------

During 1992, net interest income declined 18.28% to $5,844,094 from $7,151,037 in 1991. This was due to a combination of decreasing interest rates and a declining loan portfolio. The average prime rate for the year ended December 31, 1992 was 6.29% compared to 8.46% for the year ended December 31, 1991. These two factors contributed to the decrease in the yield on interest-earning assets of 10.08% in 1991 to 8.17% in 1992.

The rate paid on interest-bearing liabilities decreased from 5.53% in 1991 to 3.67% in 1992. This decrease is due primarily to repricing of deposits periodically throughout the year in response to decreases in the Bank's prime lending rate and market conditions affecting the financial industry.

3.   Deposits

The Bank's efforts to move towards "relationship" banking is evidenced by a decreasing concentration in time deposit accounts and a shift to interest-bearing transaction accounts. The following table sets forth information regarding the trends in the Bank's average deposits for 1993, 1992 and 1991:


Deposits                                  Average for the Years Ended December 31,
                                       1993                1992                  1991
                                 -------------------------------------------------------------
(Dollar amounts in Thousands)     Amount      %       Amount        %       Amount       %
                                 --------  -------  ----------  ---------  ---------  --------

Demand deposits                  $ 26,889   24.20%    $ 25,444     22.35%   $ 27,685    22.69%
Interest-bearing transaction
 accounts                          63,781   57.39%      62,670     55.06%     60,234    49.37%
Savings accounts                    4,133    3.72%       4,216      3.70%      2,196     1.80%
                                 --------  ------     --------    ------    --------   ------
                                   94,803   85.31%      92,330     81.11%     90,115    73.86%

Time accounts                      16,324   14.69%      21,498     18.89%     31,897    26.14%
                                 --------  ------     --------    ------    --------   ------

Total deposit accounts           $111,127  100.00%    $113,828    100.00%   $122,012   100.00%
                                 ========  ======     ========    ======    ========   ======

4.   Loans

The following table sets forth information regarding trends in the Bank's average loans for 1993, 1992 and 1991:


Loans                                          Average for the Years Ended December 31,
                                       1993                       1992                     1991
                                 ---------------------------------------------------------------------
(Dollar amounts in Thousands)      Amount          %        Amount        %         Amount       %
                                 ----------     -------   ----------  -------     ----------   -------

Real estate construction         $   16,010     22.89%    $   20,578   31.17%     $   24,247    32.06%
Real estate mortgages                29,837     42.65%        21,902   33.18%         23,637    31.25%
Commercial and agricultural          20,705     29.60%        19,139   28.99%         22,245    29.41%
Individual consumer                   2,562      3.66%         3,553    5.38%          4,510     5.96%
Other                                   840      1.20%           846    1.28%          1,000     1.32%
                                 ----------    -------    ----------  -------    -----------   -------
                                 $   69,954    100.00%    $   66,018  100.00%    $    75,638   100.00%
                                 ==========    =======    ==========  =======    ===========   =======

Ninety-one percent of the Bank's loans have floating rates of interest, generally indexed to the Bank's reference rate or to another market rate indicator. The remaining nine percent of the loans are fixed rate loans with the following maturity distribution: due in one year or less--2%, due after one year to five years--3% and due after five years--4%.

5.   Loan to Deposit Ratio

The Bank's average loan to deposit ratio was 63% during 1993 compared to 58% during 1992 and 62% during 1991. This ratio represents the amount of each deposit dollar that is invested in loans, expressed as a percent. Although the loan and deposit functions operate separately, they are managed continuously during the year to ensure that this ratio remains within acceptable industry standards, and more importantly, consistent with the specific objectives established by the Bank.

6.   Allowance for Loan Losses

The purpose of the allowance for loan losses is to provide a reserve sufficient to cover loan losses which can reasonably be anticipated. To determine the level of reserves needed, the Bank reviews, on a monthly basis, the quality of its loans, the general economic conditions, historical loan loss experience and other pertinent data.

At December 31, 1993, the allowance for loan losses totaled $1,405,784 or 1.83% of gross loans. This compares to $1,170,174 or 1.80% of total loans at December 31, 1992. The activity in the allowance for loan losses is summarized as follows:


                              --------------------------------------------
                                  1993           1992            1991
                              --------------------------------------------

Balance, beginning of year    $   1,170,174   $  1,122,597    $  1,161,245

Provision for loan losses           436,000        519,778       1,066,823

Recoveries                          160,959        207,617          44,209

Loans charged off                  (361,394)      (679,818)     (1,149,680)
                              -------------   ------------    ------------

Balance, end of year          $   1,405,784   $  1,170,174    $  1,122,597
                              =============   ============    ============

As of December 31, 1993 and 1992, loans totaling approximately $138,000 and $2,449,000, respectively, were on non-accrual status.

The aggregate effect of non-accrual loans was to reduce interest income by approximately $87,000, $159,000, and $248,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

7.   Non-Interest Income

Non-interest income is composed of service charges on deposit accounts, security gains, real estate joint venture revenue, trust fees and commissions, gains resulting from the disposition of other real estate owned and other income. Non-interest income was $1,213,053 in 1993 compared to $1,290,233 in 1992 and $1,670,837 in 1991.

Trust services revenue decreased 2.3% during 1993 as compared to 1992 and increased 8.8% during 1992 as compared to 1991. During the first quarter of 1992, a major trust account was terminated. The 2.3% decrease in trust revenue during 1993 as compared to 1992 was principally due to the loss of that account.

Service charges on deposit accounts decreased $94,595 (42.4%) during 1993 as compared to 1992. The decrease is attributable to the loss of one account relationship. The Bank's direct costs associated with the administration of this account were reduced by approximately $80,000, thereby resulting in an immaterial impact on the overall results of operations.

During 1993, the Bank reported gains of $49,197 on the sale of other real estate owned. This was the result of the Bank selling other real estate owned with a carrying value of $893,000.

Consistent with management's commitment to emphasize core banking revenue sources, during 1993, the Bank completely divested itself of all real estate joint venture activity. Gross income from real estate development projects totaled $0, $28,000 and $130,797 during the years ended December 31, 1993, 1992 and 1991, respectively.

The following schedule reflects the components of non-interest income for the years 1993, 1992 and 1991:


                                      ----------------------------------------------------------
                                             1993                1992                1991
                                      ----------------------------------------------------------
                                        Amount      %       Amount      %       Amount      %
                                      ----------------------------------------------------------

Non-interest income:
Trust fees and commissions            $  689,221   56.8%  $  705,291   54.7%  $  648,418   38.8%
Gains on securities
 transactions, net                       282,729   23.3%     268,619   20.8%     448,694   26.9%
Service charges on deposit
 accounts                                128,711   10.6%     223,306   17.3%     227,427   13.6%
Gains on sale of other real estate        49,197    4.1%      16,960    1.3%     149,195    8.9%
Real estate development revenue               --     --       28,000    2.2%     130,797    7.8%
Other income                              63,195    5.2%      48,057    3.7%      66,306    4.0%
                                      ----------  -----   ----------  -----   ----------  -----
                                      $1,213,053  100.0%  $1,290,233  100.0%  $1,670,837  100.0%
                                      ==========  =====   ==========  =====   ==========  =====

8.   Non-Interest Expense

Non-interest expense includes salaries and benefits, occupancy costs, equipment and other expenses. These costs represent not only the cost of ongoing operations but, to some extent, an investment toward future growth and profitability. The following table summarizes the significant components of non-interest expense for 1993, 1992 and 1991:



                                           -----------------------------------------
                                              1993           1992          1991
                                           -----------------------------------------

Salaries and benefits                      $  3,379,284  $  3,359,829   $  3,186,070
Occupancy                                     1,402,170     1,439,257      1,371,807
Equipment                                       396,701       417,270        391,793
Divestiture of joint venture investment              --     1,060,000             --
Provision for loss on other real estate          61,721       466,000             --
Special shareholder meeting                          --            --        712,822
Professional services                           148,768       233,619        276,990
All other non-interest expenses               1,274,489     1,502,143      1,533,756
                                           ------------  ------------   ------------
                                           $  6,663,133  $  8,478,118   $  7,473,238
                                           ============  ============   ============

Non-interest expense decreased $1,814,985 (21.4%) to $6,663,133 in 1993 from $8,478,118 in 1992. These expenses increased $1,004,880 (13.5%) in 1992 as compared to 1991.

Salaries and benefits increased $19,455 (.58%) to $3,379,284 during 1993 as compared to $3,359,829 in 1992. Salaries and benefits totaled $3,186,070 during 1991. The nominal increase during 1993 is due to the effects of the 1993 salary and hiring freeze. The increase in 1992 is due, in part, to the hiring of additional senior level personnel.

Occupancy costs decreased $37,087 (2.6%) to $1,402,170 during 1993 as compared to $1,439,257 in 1992 and $1,371,807 in 1991. The decrease in 1993 is due to a reduction in general operating costs on the Bank building. For the years ended December 31, 1993, 1992 and 1991, the Bank collected

$190,054, $188,943 and $183,331 in rental payments pursuant to sublease agreements with unrelated third parties. In accordance with the terms of the lease on the Bank building, the rent is scheduled to increase April 1, 1994 based upon the three year increase in the Consumer Price Index since February, 1991.

Occupancy costs on the Bank's main banking facility continue to have a negative effect on earnings. The current monthly lease rate of $3.65 per square foot significantly exceeds current market rates. The lease was initiated in 1985 and includes escalation clauses. In management's opinion, the lease rate is one of the highest of any community bank in the United States. To date, the Bank's landlord has been unwilling to renegotiate this lease. Management's strategy is to mitigate the negative effects of this lease through prudent growth.

Equipment expense decreased by $20,569 (4.9%) in 1993 as compared to an increase of $25,477 in 1992. The increase in 1992 is attributable to an expansion of the Bank's computer system, including the addition of "CapitolAccess," a product which enables customers to access their accounts via their own personal computer.

During 1992, the Bank divested itself from a real estate joint venture which resulted in a charge to other non-interest expense totaling $1,060,000.

The provision for real estate losses of $61,721 in 1993 and $466,000 in 1992 reflects the decline in the fair market value of real estate acquired through foreclosure. Fair value is generally determined based upon periodic independent third party appraisals.

During 1993, the Bank reduced the level of service provided by outside consultants which resulted in an $84,851 (36.3%) reduction in professional services.

All other non-interest expenses decreased $227,654 (15.2%) to $1,274,489 during 1993 as compared to $1,502,143 in 1992 and $1,533,756 in 1991. A portion of the decrease in 1993 as compared to 1992 is attributable to an $80,000 reduction in expenses associated with the administration of one customer account that was terminated during 1992. The balance of the reductions are the result of cost control efforts initiated during mid 1992.

9.   Income Taxes

Effective January 1, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The cumulative effect of that change in the method of accounting for income taxes was not material. Prior to January 1, 1993, the Bank determined income tax expense under the provisions of Accounting Principles Board opinion No. 11. "Accounting for Income Taxes." For further information regarding the adoption of SFAS 109, refer to notes 1 and 7 to the consolidated financial statements.

10.  Investments to Deposit Ratio

The investments to deposit ratio is the portion of each deposit dollar directed to investment securities. During 1993 average investments decreased from $45,743,000 to $40,676,000. The average investments to deposit ratio was 36.6%, 40.2% and 39.5% at December 31, 1993, 1992 and 1991, respectively. The decrease in investments provided the funding for the Bank's 1993 loan growth.

11.  Liquidity

Liquidity is the ability to meet present and future financial obligations either through the sale or maturity of existing assets or by the acquisition of funds through liability management. The primary sources of liquidity for CapitolBank Sacramento include: cash and due from banks, marketable securities, time deposits with other banks and federal funds sold. At December 31, 1993, these assets were $46,016,404 (37.3%) of total assets, compared to $52,201,536 (43.5%)
and $74,429,247 (50.1%) at December 31, 1992 and 1991, respectively.

The Bank's management monitors the liquidity position continuously and projects it based on the trends of loans and deposits. Management attempts to adjust maturity distribution and interest rate sensitivity in response to these changes.

The Bank has available a $3 million short-term Federal funds borrowing line with a major bank to meet short-term, liquidity requirements should the need arise.

12.  Regulatory Capital

Effective December 31, 1990, the Federal Deposit Insurance Corporation (the
FDIC) specified minimum capital ratios for banks using both risk-weighted assets (risk-based capital ratio) and average assets (leverage ratio). Regulatory accounting principles, which differ from generally accepted accounting principles, are applied in the calculation of these ratios.

Total risk-based capital consists of the following two elements:

     Tier I - Common stock, paid-in-surplus, retained earnings, less certain intangible assets such as goodwill and core deposit premiums, plus;

     Tier II - Allowance for loan losses, limited to 1.25% of risk-weighted assets in 1993 and 1992 and 1.5% in 1991.

In addition, on December 19, 1992, certain additional capital guidelines were defined under the Federal Deposit Insurance Corporation Improvement Act. These guidelines included minimum capital ratios for banks considered to be well capitalized.

The Bank's capital ratios and the respective minimum regulatory requirements at December 31, 1993, 1992 and 1991 were as follows:



                                 --------------------------
                                    1993    1992    1991
                                 --------------------------

Ratio Description
- - -----------------

Leverage Ratio

CapitolBank Sacramento              7.54%   7.05%   7.79%
Minimum requirement for "Well-
 Capitalized" institution           5.00%   5.00%
Minimum regulatory requirement      4.00%   4.00%   4.00%

Tier I Risk-Based Capital Ratio

CapitolBank Sacramento             11.65%  13.33%  12.64%
Minimum requirement for "Well-
 Capitalized" institution           6.00%   6.00%
Minimum regulatory requirement      4.00%   4.00%   3.60%

Total Risk-Based Capital Ratio

CapitolBank Sacramento             12.90%  14.58%  13.97%
Minimum requirement for "Well-
 Capitalized" institution          10.00%  10.00%
Minimum regulatory requirement      8.00%   8.00%   7.25%

Under the FDIC's risk-based capital regulations, balance sheet assets and certain off-balance sheet commitments are weighted by risk and compared to capital. The decrease in the Bank's Tier I and Total Risk-Based Capital ratios at December 31, 1993 as compared to 1992 was primarily due to an $11.9 million (18.4%) increase in gross loans at December 31, 1993 as compared to 1992. Accordingly, total risk-weighted assets increased $11.9 million (17.7%) from $79.0 million at December 31, 1993 compared to $67.1 million at December 31, 1992.

ITEM 8.   FINANCIAL STATEMENT AND SUPPLEMENTARY DATA
          ------------------------------------------

Audited consolidated balance sheets of the Bank and its subsidiaries as of the close of the last two (2) fiscal years, audited consolidated statements of operations of the Bank and its subsidiaries for the last three (3) years, notes and certain tables are included herein.

                              Financial Highlights



                                              1993          1992         1991
- - -------------------------------------------------------------------------------

Net Income (loss)                        $  315,121    $(1,863,569)  $  211,360
Per Share                                $     0.08    $     (0.46)  $     0.05
- - -------------------------------------------------------------------------------

Return on Average Equity                      3.57%        (21.65%)       1.95%
Return on Average Assets                      0.26%         (1.50%)       0.16%
Average Total Loans to Average Deposits      62.95%         58.00%       61.99%
Net Interest Margin                           5.68%          5.23%        5.77%
- - -------------------------------------------------------------------------------
Average Daily Prime Rate                      6.00%          6.29%        8.46%
- - -------------------------------------------------------------------------------

At Year-End (in thousands, except per
 share data)
Total Assets                             $  123,393    $   119,946   $  148,454
Net Loans                                    74,503         63,228       68,310
Total Deposits                              111,063        108,188      133,621
Trust Assets
 At Cost                                    178,018        163,551      224,414
 At Market                                  189,830        177,898      250,440
Stockholders' Equity                          9,217          8,902       10,766
Book Value Per Share                     $     2.26    $      2.18   $     2.64
- - -------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                       1993           1992
                                                   ---------------------------
Assets

Cash and due from banks                            $  6,456,108   $  5,942,738
Federal funds sold                                    4,820,000      7,600,000
                                                   ------------   ------------

Cash and cash equivalents                            11,276,108     13,542,738
Interest-bearing deposits with other banks              398,000      4,470,000
Investment securities at cost:
 Market values--$35,217,000 for 1993
   and $35,146,000 for 1992                          34,342,296     34,188,798
Loans, net of deferred fees and allowance for
 loan losses
 of $1,405,784 for 1993 and $1,170,174 for 1992      74,502,992     63,227,571
Bank premises, leasehold improvements and
 equipment, net                                       1,484,333      1,784,846
Other real estate owned                                  70,000        962,862
Interest receivable and other assets                  1,319,380      1,768,818
                                                   ------------   ------------

Total Assets                                       $123,393,109   $119,945,633
                                                   ============   ============

Liabilities and Stockholders' Equity
Deposits:
 Non-interest bearing                              $ 28,439,209   $ 25,198,108
 Interest bearing                                    82,624,062     82,990,062
                                                   ------------   ------------

   Total deposits                                   111,063,271    108,188,170
                                                   ------------   ------------

Short-term borrowings                                 2,734,047      2,520,728
Interest payable and other liabilities                  378,305        334,370
                                                   ------------   ------------

   Total liabilities                                114,175,623    111,043,268
                                                   ============   ============

Commitments and contingent liabilities (Note 8)

Stockholders' Equity
Common stock--Par value $1.5625 per share;
 authorized 10,000,000 shares, issued and
 outstanding 4,080,302 shares in 1993 and 1992        6,375,472      6,375,472
Paid in surplus                                       5,744,748      5,744,748
Deficit                                              (2,902,734)    (3,217,855)
                                                   ------------   ------------

   Total stockholders' equity                         9,217,486      8,902,365
                                                   ------------   ------------

Total Liabilities and Stockholders' Equity         $123,393,109   $119,945,633
                                                   ============   ============

The accompanying notes are an integral part of these consolidated statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Years ended December 31,
                                               1993             1992         1991
                                           -------------------------------------------
Interest income:
 Interest and fees on loans and leases     $  6,679,645    $  6,333,944   $  8,881,555
 Interest on Federal funds sold                 162,284         146,688        247,673
 Interest on investment securities            1,987,764       2,267,673      2,738,701
 Interest on deposits with other banks          121,149         376,801        620,120
                                           ------------    ------------   ------------
  Total interest income                       8,950,842       9,125,106     12,488,049
                                           ------------    ------------   ------------
Interest expense:
 Interest on deposits                         2,631,160       3,239,865      5,249,696
 Interest on short-term borrowings               39,981          41,147         87,316
                                           ------------    ------------   ------------
  Total interest expense                      2,671,141       3,281,012      5,337,012
                                           ------------    ------------   ------------
  Net interest income                         6,279,701       5,844,094      7,151,037
Provision for loan losses                       436,000         519,778      1,066,823
                                           ------------    ------------   ------------
 Net interest income after
  provision for loan losses                   5,843,701       5,324,316      6,084,214
                                           ------------    ------------   ------------
Non-interest income:
 Service charges on deposit accounts            128,711         223,306        227,427
 Trust fees and commissions                     689,221         705,291        648,418
 Gains on sale of other real estate owned        49,197          16,960        149,195
 Gains on securities transactions, net          282,729         268,619        448,694
 Real estate development revenue                     --          28,000        130,797
 Other income                                    63,195          48,057         66,306
                                           ------------    ------------   ------------
  Total non-interest income                   1,213,053       1,290,233      1,670,837
                                           ------------    ------------   ------------
Non-interest expense:
 Salaries and employee benefits               3,379,284       3,359,829      3,186,070
 Net occupancy expense                        1,402,170       1,439,257      1,371,807
 Equipment expense                              396,701         417,270        391,793
 Divestiture of joint venture investment             --       1,060,000             --
 Other operating expenses                     1,484,978       2,201,762      2,523,568
                                           ------------    ------------   ------------
  Total non-interest expense                  6,663,133       8,478,118      7,473,238
                                           ------------    ------------   ------------
  Income (loss) before provision for
   income taxes and extraordinary item          393,621      (1,863,569)       281,813
Provision for income taxes                       78,500              --        114,453
                                           ------------    ------------   ------------
  Income (loss) before extraordinary item       315,121      (1,863,569)       167,360

Extraordinary item, tax benefit of net
 operating loss carryforward                         --              --         44,000
                                           ------------    ------------   ------------
  Net income (loss)                        $    315,121      (1,863,569)  $    211,360
                                           ============    ============   ============
Per share amounts:
 Income (loss) before extraordinary item   $       0.08    $      (0.46)  $       0.04
 Extraordinary item                                  --              --           0.01
                                           ------------    ------------   ------------
  Net income (loss)                        $       0.08    $      (0.46)  $       0.05
                                           ============    ============   ============

The accompanying notes are an integral part of these consolidated statements.

                Consolidated Statements of Stockholders' Equity



                                     Common Stock
                              ------------------------
                               Number of                    Paid in
                                Shares       Amount         Surplus       Deficit          Total
                              ----------  ------------    ------------  -------------   -------------

Balance, December 31, 1990     4,080,302  $  6,375,472    $  5,744,748  $ (1,565,646)   $  10,554,574

Net Income                                                                    211,360         211,360
                              ----------  ------------    ------------  -------------   -------------

Balance, December 31, 1991     4,080,302     6,375,472       5,744,748    (1,354,286)      10,765,934

Net Loss                                                                  (1,863,569)      (1,863,569)
                              ----------  ------------    ------------  -------------   -------------

Balance, December 31, 1992     4,080,302     6,375,472       5,744,748    (3,217,855)       8,902,365

Net Income                                                                    315,121         315,121
                              ----------  ------------    ------------  -------------   -------------

Balance, December 31, 1993     4,080,302  $  6,375,472    $  5,744,748  $ (2,902,734)    $  9,217,486
                              ==========  ============    ============  ==============   ============

The accompanying notes are an integral part of these consolidated statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                        1993           1992           1991
- - ------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income (loss)                    $   315,121   $ (1,863,569)   $   211,360
Adjustments to reconcile net
 income (loss) to net cash provided
 by operating activities:
  Gain on sale on investment
   securities                           (282,729)      (268,619)      (448,694)
  Amortization of discounts and
   premiums, net                         148,845        128,049        (14,048)
  Provision for loan losses              436,000        519,778      1,066,823
  Increase (decrease) in deferred
  loan fees, net                         401,536        116,662       (135,234)
  Depreciation and amortization          375,045        408,732        420,949
  Provision for other real estate
   owned                                  61,721        466,000             --
  Gain on sale of other real
   estate owned                          (49,197)       (16,960)      (149,195)
  Deferred taxes                          78,500             --             --
Net change in operating assets
 and liabilities:
  Interest receivable and other
   assets                                370,938        954,321        545,687
  Interest payable and other
   liabilities                            43,935        188,613       (429,070)
                                     -----------   ------------    -----------
Net cash provided by operating
 activities                            1,899,715        633,007      1,068,578
                                     -----------   ------------    -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES:

Purchase of certificates of
 deposit                              (2,876,000)    (5,265,000)    (9,043,000)
Purchase of investment securities    (16,315,143)   (15,345,755)   (40,532,870)
Proceeds from maturity of
 certificates of deposit               6,948,000      9,640,000      8,078,000
Proceeds from maturity of
 investment securities                 3,706,092     14,725,020     10,723,711
Proceeds from sale of investment
 securities                           12,589,437     13,569,444     17,890,737
Loans originated and principal
 collected, net                      (13,386,732)     2,501,799      9,253,921
Additions to bank premises and
 equipment                               (74,532)       (91,963)      (300,831)
Proceeds from sale of other real
 estate owned                          2,154,113      1,305,958      1,138,068
                                     -----------   ------------    -----------
Net cash (used for) provided by
 investing activities                 (7,254,765)    21,039,503     (2,792,264)
                                     -----------   ------------    -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:

Net increase (decrease) in
 deposits                              2,875,101    (25,432,336)    (1,783,935)
Net increase (decrease) in
 short-term borrowings                   213,319     (1,284,746)       315,667
                                     -----------   ------------    -----------
Net cash provided by (used for)
 financing activities                  3,088,420    (26,717,082)    (1,468,268)
                                     -----------   ------------    -----------

Decrease in cash and cash
 equivalents                          (2,266,630)    (5,044,572)    (3,191,954)
Cash and cash equivalents, at
 beginning of year                    13,542,738     18,587,310     21,779,264
                                     -----------   ------------    -----------

Cash and cash equivalents, at end
 of year                             $11,276,108   $ 13,542,738    $18,587,310
                                     ===========   ============    ===========

- - ------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest              $ 2,642,819   $  3,385,533    $ 5,493,347
 Cash paid for taxes                      21,500          8,000        271,651
 Total gross additions to other
  real estate                          1,273,775      1,827,860      1,878,873
- - ------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Average Balances, Yields and Rates
(Dollar amounts in thousands)

                                                     1993                          1992                             1991
                                        -----------------------------  -----------------------------  ------------------------------

                                                    Interest    Rates              Interest    Rates              Interest    Rates
                                         Average    Income/   Earned/    Average   Income/   Earned/   Average    Income/   Earned/
                                         Balance    Expense     Paid     Balance   Expense    Paid     Balance   Expenses     Paid
                                        -----------------------------  -----------------------------  ------------------------------


ASSETS

Federal funds sold                      $  5,910   $    162      2.74%  $  4,683    $  147      3.14%  $  4,121   $   248      6.02%

Interest-bering deposits with
 other financial institutions              3,023        121      4.00%     5,706       377      6.61%     8,490       620      7.30%

Investment securities:
  U.S. Treasury securities                24,375      1,548      6.35%    23,241     1,575      6.78%    21,729     1,660      7.64%

  U.S. Government Agencies                 6,045        390      6.45%     5,728       445      7.77%    10,507       904      8.60%

  Other securities                         1,323         50      3.78%     6,385       247      3.88%     3,378       174      5,15%

Loans                                     69,954      6,680      9.55%    66,018     6,334      9.59%    75,638     8,882     11.74%

                                        --------   --------             --------    ------             --------   -------

 Total Interest-Earning Assets           110,630      8,951      8.09%   111,761     9,125      8.17%   123,863    12,488     10.08%
                                                   --------                         ------                        -------

Cash and due from banks                    8,587                           8,664                          7,302
Furniture, fixtures and equipment          1,636                           1,982                          2,157
Interest receivable and other assets       2,508                           3,536                          3,700
Reserve for loan losses                   (1,268)                         (1,400)                        (1,306)
                                        --------                        --------                       --------

 Total Assets                           $122,093                        $124,543                       $135,716
                                        ========                        ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing transaction accounts     63,781      1,869      2.93%    62,670     2,090      3.33%    60,234     2,971      4.93%

Savings accounts                           4,133        128      3.10%     4,216       154      3.65%     2,196       115      5.24%

Time accounts                             16,324        634      3.88%    21,498       996      4.63%    31,897     2,164      6.78%

Other borrowed funds                       1,614         40      2.48%     1,092        41      3.75%     2,084        87      4.17%

                                        --------   --------             --------    ------             --------   -------

 Total Interest-Bearing Liabilities       85,852      2,671      3.11%    89,476     3,281      3.67%    96,411     5,337      5.53%


Demand accounts                           26,889                          25,444                         27,685
Accrued expenses and other liabilities       527                           1,017                            781
Shareholders' equity                       8,825                           8,606                         10,839
                                        --------                        --------                       --------

Total Liabilities and
 Shareholders' Equity                   $122,093                        $124,543                       $135,716
                                        ========                        ========                       ========

NET INTEREST INCOME                                $  6,280                         $  5,844                      $ 7,151
                                                   ========                         ========                      =======

NET INTEREST MARGIN                                              5.68%                          5.23%                          5.77%

NOTE: Loan fees are included in interest income for loans. Non-accrual loans have been included in average loan balances.

Analysis of Changes in Interest Income and Expenses
(In thousands)

                                                             1993 Over 1992                   1992 Over 1991
                                                    ------------------------------------------------------------------
                                                    Volume       Rate       Total      Volume       Rate       Total
                                                    ------------------------------------------------------------------
Increase (decrease) in interest and fee income:
Federal funds sold                                  $   39      $   (24)    $   15      $   34    $  (135)    $   (101)
Interest-bearing deposits with other
 financial institutions                               (177)         (79)      (256)       (203)       (40)        (243)
Investment securities:
 U.S. Treasury securities                               77         (104)       (27)        116       (201)         (85)
 U.S. Government Agencies                               26          (80)       (54)       (411)       (49)        (460)
 Other securities                                     (197)          (1)      (198)        155        (81)          74
Loans                                                  378          (32)       346      (1,130)    (1,418)      (2,548)
                                                    ------      --------    ------      ------    --------    ---------
                                                       146         (320)      (174)     (1,439)    (1,924)      (3,363)
                                                    ------      --------    ------      ------    --------    ---------

Increase (decrease) in interest expense:
Deposits:
Interest-bearing transaction accounts                   37         (257)      (220)        120     (1,001)        (881)
Savings accounts                                        (3)         (23)       (26)        106        (68)          38
Time accounts                                         (240)        (123)      (363)       (705)      (462)      (1,167)
Other borrowed funds                                    20          (21)        (1)        (42)        (4)         (46)
                                                    ------      --------    ------      ------    --------    ---------

                                                      (186)        (424)      (610)       (521)    (1,535)      (2,056)
                                                    ------      --------    ------      ------    --------    ---------
Changes in Net Interest Income                      $  332      $   104     $  436      $ (918)      (389)      (1,307)
                                                    ======      ========    ======      ======    ========    =========

Notes to the Consolidated Financial Statements


1.  Summary of Significant Accounting Policies

The accounting and reporting policies of CapitolBank Sacramento and Subsidiaries conform with generally accepted accounting principles and prevailing practices within the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Principles of Consolidation
- - ---------------------------

The consolidated financial statements include the accounts of CapitolBank Sacramento (the Bank) and its wholly owned subsidiaries, Capitol Commerce Development Corporations VI and VII and Commerce Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
- - -------------------------

For the purpose of the statement of cash flows, the Bank considers cash and amounts due from banks and Federal fund sold to be cash and cash equivalents.

Investment Securities
- - ---------------------

Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount. Premium and discounts are amortized and accreted using the interest method. Gains or losses on the sale of securities are determined on the specific identification method and are shown separately in the consolidated statements of operations No allowance for market decline, if any, is provided as interest is current on the investment portfolio and management intends and has the ability to hold these investments until maturity.

Allowance for Loan Losses
- - -------------------------

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can reasonably be expected to occur. Bank management makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of this allowance. The evaluation process requires the use of current estimates which may vary from the ultimate losses. As adjustment to these estimates become necessary, they are charged to operations in the periods when they become known.

Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (the FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Bank Premises, Leasehold Improvements and Equipment
- - ---------------------------------------------------

Bank premises, leasehold improvements and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives of the premises and equipment are from three to ten years. Leasehold improvements at the Bank's main office are amortized over twenty years, representing the term of the lease of fifteen years and one of three five-year renewal options. Leasehold improvements at the Bank's auxiliary office are amortized over five years in accordance with the term of the lease.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals or betterments are capitalized.

Real Estate Joint Venture Divestiture
- - -------------------------------------

During 1992, the Bank elected to divest itself of a real estate joint venture project initiated in 1990 through its wholly owned subsidiary, Capitol Commerce Development Company VI. Funding of this development project had been capitalized and included in Other Assets in prior periods on the Bank's Consolidated Balance Sheet. The expense associated with the elimination of this investment was charged to Non-Interest Expense during the year ended December 31, 1992.

Other Real Estate
- - -----------------

Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. Thereafter, it is carried at the lower of cost or fair value minus estimated selling costs. Fair value is generally determined based upon periodic independent third party appraisals. Subsequent gains or losses on sales or write-downs are recorded in other income or expense as incurred.

Interest and Fees on Loans
- - --------------------------

Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding. However, when, in the opinion of management, the future collectibility of interest and principal is in serious doubt, a loan is placed on non-accrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Substantially all loan origination fees, commitment fees, direct loan origination costs and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

Income Taxes
- - ------------

Effective January 1, 1993 the Bank adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109).
                                                                     --------
The cumulative effect of that change in the method of accounting for income taxes was not material. Under the asset and liability method of SFAS 109,
                                                                 --------
deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and
                             --------
liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

In the financial statements, deferred tax assets, net of deferred tax liabilities are included in interest receivable and other assets.

Reclassifications
- - -----------------

Certain reclassifications have been made to prior years' balances to conform with classifications used in 1993.

2.  Investment Securities

The amortized cost and estimated market values of investment securities are as follows at December 31, 1993:

                                               Gross       Gross      Estimated
                                 Amortized   Unrealized  Unrealized    Market
                                   Cost        Gains       Losses       Value
                                -----------  ----------  ----------  -----------

U.S. Treasury                   $25,162,828  $  845,298  $   14,126  $25,994,000

U.S. Agency                       3,033,800     100,200          --    3,134,000

Mortgage-backed                   5,643,687      19,229      76,916    5,586,000

Obligations of State and
 Political Subdivisions             251,981       1,019          --      253,000

Other                               250,000          --          --      250,000
                                -----------  ----------  ----------  -----------

                                $34,342,296  $  965,746  $   91,042  $35,217,000
                                ===========  ==========  ==========  ===========

The amortized cost and estimated market values of investment securities are as follows at December 31, 1992:

                                               Gross       Gross      Estimated
                                 Amortized   Unrealized  Unrealized    Market
                                   Cost        Gains       Losses       Value
                                -----------  ----------  ----------  -----------

U.S. Treasury                   $27,325,384  $  827,914  $   54,298  $28,099,000

U.S. Agency                       4,031,063     108,778       2,421    4,137,000

Mortgage-backed                   2,327,394      79,606          --    2,407,000

Obligations of State
 and Political
 Subdivisions                       254,957          --       2,377      253,000

Other                               250,000          --          --      250,000
                                -----------  ----------  ----------  -----------

                                $34,188,798  $1,016,298  $   59,096  $35,146,000
                                ===========  ==========  ==========  ===========

The amortized cost and estimated market value of investment securities at December 31, 1993 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Estimated
                                           Amortized     Market
                                             Cost         Value
                                          ------------------------

Due in one year or less                   $ 3,256,415  $ 3,342,000

Due after one year through five years      23,431,980   24,195,000

Due after five years through ten years      2,010,214    2,094,000
                                          -----------  -----------

                                           28,698,609   29,631,000

Mortgage-backed                             5,643,687    5,586,000
                                          -----------  -----------

                                          $34,342,296  $35,217,000
                                          ===========  ===========

Gross gains realized on sales of investment securities totaled $283,998, $305,560 and $449,543 in 1993, 1992 and 1991, respectively. Gross losses of $1,269, $36,941 and $849 were realized on sales of investment securities in 1993, 1992 and 1991, respectively.

The book value of securities pledged to secure public deposits totaled $12,416,000 and $11,438,000 at December 31, 1993 and 1992, respectively.

3.   Loans and Allowance for Loan Losses

Outstanding loans are summarized as follows:

                                      December 31,
                               --------------------------
                                   1993          1992
                               --------------------------

Real estate construction       $21,188,594   $12,439,932

Real estate mortgage            30,684,510    27,410,064

Commercial and agricultural     21,637,422    21,437,041

Consumer installment             2,196,718     2,863,165

Other                            1,041,009       688,221
                               -----------   -----------

                                76,748,253    64,838,423

Unearned discount                  (13,274)      (16,011)

Allowance for loan losses       (1,405,784)   (1,170,174)

Deferred loan fees                (826,203)     (424,667)
                               -----------   -----------

                               $74,502,992   $63,227,571
                               ===========   ===========


Real estate loans totaling $0 and $490,000 were pledged to secure public deposits at December 31, 1993 and 1992, respectively. Activity in the allowance for loan losses is summarized as follows:

                              --------------------------------------
                                 1993         1992          1991
                              --------------------------------------

Balance, beginning of year    $1,170,174   $1,122,597    $1,161,245

Provision for loan losses        436,000      519,778     1,066,823

Recoveries                       160,959      207,617        44,209

Loans charged off               (361,349)    (679,818)   (1,149,680)
                              ----------   ----------    ----------

Balance, end of year          $1,405,784   $1,170,174    $1,122,597
                              ==========   ==========    ==========

At December 31, 1993 and 1992, loans totaling approximately $138,000 and $2,151,000, respectively, were on non-accrual status.

The aggregate effect of non-accrual loans was to reduce interest income by approximately $87,000, $159,000 and $248,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

4.   Bank Premises, Leasehold Improvements and Equipment

A summary of Bank premises, leasehold improvements and equipment is as follows:

                                        December 31,
                                 --------------------------
                                     1993          1992
                                 --------------------------

Bank premises and equipment      $ 2,054,105   $ 1,991,426

Leasehold improvements             1,955,240     1,955,967
                                 -----------   -----------

                                   4,009,345     3,947,393

Less accumulated depreciation     (2,525,012)   (2,162,547)
                                 -----------   -----------

                                 $ 1,484,333   $ 1,784,846
                                 ===========   ===========

Depreciation charged to expense amounted to $375,045, $408,732 and $420,949 in 1993, 1992 and 1991, respectively.

5.   Interest-Bearing Deposits

Interest-bearing deposits consisted of the following:

                                       December 31,
                                 -------------------------
                                    1993          1992
                                 -------------------------

Savings                          $ 4,017,208   $ 6,127,289
Money Market                      46,618,981    42,168,853
NOW Accounts                      16,600,870    17,095,435
Time, $100,000 or More             8,323,775     9,632,686
Other Time                         7,063,229     7,965,799
                                 -----------   -----------
                                 $82,624,062   $82,990,062
                                 ===========   ===========

Interest expense recognized on time deposits of $100,000 or more during the years ended December 31, 1993, 1992 and 1991 totaled $349,000, $540,000 and
$1,259,000, respectively.

6.   Short-Term Borrowings

Short-term borrowings consist of treasury tax and loan deposits and generally mature within one to 120 days from the transaction date.

The Bank has a $3 million unsecured Federal funds purchase agreement with one of its correspondent banks. There were no borrowings outstanding under this agreement at December 31, 1993 and 1992.

7.   Income Taxes

As discussed in Note 1, the Bank adopted SFAS 109 as of January 1, 1993.  The
                                         --------
cumulative effect of that change in the method of accounting for income taxes was not material. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS 109.
                                    --------

The provision for income taxes for the years ended December 31, 1993, 1992 and 1991 consists of the following:


            ------------------------
             1993    1992     1991
            ------------------------

Current
 Federal    $    --  $  --  $ 84,453
 State           --     --    30,000
            -------  -----  --------
                 --     --   114,453

Deferred
 Federal     50,500     --        --
 State       28,000     --        --
            -------  -----  --------
             78,500     --        --
            -------  -----  --------
            $78,500  $  --  $114,453
            =======  =====  ========

Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities as of December 31, 1993 are as follows:

Deferred tax assets:
     Allowance for loan losses                               $  291,700
     Net operating loss carryforwards                         1,600,200
     General tax credit carryforwards                           226,800
     Other                                                       16,500
                                                             ----------

        Total gross deferred tax assets                       2,135,200
        Less valuation reserve                               (1,827,000)
                                                             ----------

        Net deferred tax assets                                 308,200
                                                             ----------

Deferred tax liabilities:
     Bank premises, leasehold improvements and equipment       (104,100)
                                                             ----------

        Total gross deferred tax liabilities                   (104,100)
                                                             ----------

        Net deferred taxes                                   $  204,100
                                                             ==========

A valuation allowance has been provided for net operating loss carryforwards and the general tax credit carryforwards because of the uncertainty surrounding their realization.

The provision for income taxes differs from the amounts computed by applying the statutory federal tax rates to income before taxes. The reasons for the differences are as follows:

                                 --------------------------------------------------------------
                                         1993                  1992                 1991
                                 --------------------------------------------------------------
                                  Amount      Rate      Amount       Rate     Amount     Rate
                                 --------------------------------------------------------------

Federal income tax expense
 at statutory rates              $133,800      34.0%    (630,213)   (34.0%)  $ 95,816     34.0%

State franchise taxes, net of
 Federal income tax benefit        28,000       7.1%    (131,400)    (7.1%)    19,605      7.0%

Tax benefit of loss
 carryforwards                    (63,900)    (16.2%)    761,613     41.1%

Other, net                        (19,400)     (5.0%)                            (968)    (0.3%)
                                 --------   -------   ----------   -------   --------   ------
                                 $ 78,500      19.9%    $     --       --%  $ 114,453     40.7%
                                 ========   =======   ==========   =======   ========   ======

At December 31, 1993, the Bank has the following net operating loss (NOL) and tax credit carryforwards for tax return purposes:

                       Federal
     Expires        Operating Loss   Tax Credit
   December 31,      Carryforward   Carryforward
- - ---------------------------------------------------

   2001             $               $    227,000
   2002                    744,000
   2003                    390,000
   2005                     40,000
   2007                  4,465,000
   2008                     26,000
                    --------------  ------------
                    $    5,665,000  $    227,000
                    ==============  ============

The Bank also has alternative minimum tax credit carryforwards for tax purposes of approximately $6 million, which are available to reduce future federal regular income taxes over an indefinite period.

The Internal Revenue Code imposes restrictions on a bank's ability to utilize NOL and tax credit carryforwards if a 50 percent change in ownership occurs within a three-year period. Changes in ownership are defined to include, among other things, ownership changes involving owners of 5 percent or more of a bank's common stock and public stock offerings.

Certain events in the future, including the issuance of additional shares of the Bank's common stock or activities involving persons owning 5 percent or more of the Bank's common stock, could occur that would trigger such a change in control. This may result in the loss of some or all of the Bank's NOL or tax credit carryforwards.

8.   Commitments and Contingent Liabilities

Financial Instruments with Off-Balance Sheet Risk
- - -------------------------------------------------

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, accounts receivable, inventory, equipment and real estate property.

The Bank also issues standby letters of credit which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 1994 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

The contract amount of commitments not reflected on the balance sheet at December 31, 1993 and 1992 is as follows:

                                1993         1992
- - -----------------------------------------------------

Loan Commitments             $25,488,000  $13,459,000
Standby Letters of Credit        974,000    2,609,000

Significant Concentration of Credit Risk
- - ----------------------------------------

The Bank accepts deposits and grants credit primarily within its local service area which the Bank has identified as the Greater Sacramento Area. That comprises the four counties of Sacramento, El Dorado, Placer and Yolo. At year-end, the Bank had construction loans comprising 27.61% of the loan portfolio. This comprises 17.2% of total assets at December 31, 1993.

Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate.

Federal Reserve Requirements
- - ----------------------------

Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank totaled $1,013,000 and $901,000 as of December 31, 1993 and 1992, respectively.

Operating Leases
- - ----------------

The Bank has executed a non-cancelable operating lease for its main office space. The lease provides for an initial term of fifteen years, three five-year renewal options, and a market value adjustment at the end of 10 years. In addition, the Bank has executed a noncancelable operating lease for its auxiliary office space. The lease provides for a term of five years. Both operating leases are included in the following schedule of future minimum lease payments as of December 31, 1993:

     Year Ending December 31,

    1994                       $1,377,000
    1995                        1,408,000
    1996                        1,386,000
    1997                        1,339,000
    1998                        1,339,000
    1999-2000                   1,674,000
                               ----------
                               $8,523,000
                               ==========

Rental expense under operating leases totaled $1,239,000, $1,230,000 and $1,165,000 in 1993, 1992 and 1991, respectively.

Legal Actions
- - -------------

The Bank is involved in litigation of a routine nature which is being defended in the ordinary course of the Bank's business. In the opinion of management, the resolution of this litigation will have no material impact on the Bank's financial position.

9.  Stockholders' Equity

Capital Adequacy
- - ----------------

The Federal Deposit Insurance Corporation has specified guidelines for purposes of evaluating a Bank's capital adequacy. Banks are required to satisfy two separate capital requirements.

First, banks must meet a minimum leverage capital ratio ranging from three to five percent based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating. At December 31, 1993, the Bank's leverage capital ratio was 7.54%.

Second, banks must meet a minimum risk-based capital ratio of 8.0%. Risk-based capital guidelines vary from leverage capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio.

The effect of the risk-based capital guidelines is that banks with high risk exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. The Bank's risk-based capital ratio at December 31, 1993 was 12.90%.

Earnings Per Share
- - ------------------

Earnings per share amounts were computed on the basis of the weighted average number of shares of common stock outstanding during the year. There were no dilutive common stock equivalents outstanding during 1993, 1992 or 1991. The number of shares used for the computations was 4,080,302 in all three years.

Dividend Restrictions
- - ---------------------

Under California banking laws, the Bank may not pay cash dividends without prior approval until such time as the deficit in undivided profits is restored and there are sufficient earnings to cover the dividends.

Stock Options
- - -------------

During June 1992, the Board of Directors adopted an incentive stock option plan (the Plan). Final approval of the Plan was subject to the Bank obtaining the approval of the State Banking Department and the stockholders. The State Banking Department approved the Plan in July 1992 and the stockholders approved the Plan at the 1993 annual stockholders' meeting.

Under the terms of the Plan, 306,023 shares of common stock have been reserved for issuance to employees of the Bank. The Plan requires that the option price of all options granted may not be less than the fair market value-of the stock at the date the option is granted, and that the stock must be paid for in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than ten years from the date of the grant.

The following summarizes the activity under the Plan:


Balance January 1, 1992            --
 Options Granted              141,608
                              -------
Balance December 31, 1992     141,608
 Options Canceled             (26,400)
                              -------
Balance December 31, 1993     115,208
                              =======

Stock options granted during 1992 were not exercisable until the Plan was approved by the stockholders. At December 31, 1993, stock options for 24,801 shares were exercisable at a price of $2.00 per share.

10.  Other Expenses

Other expenses consisted of the following:

                                       ----------------------------------------
                                           1993          1992          1991
                                       ----------------------------------------

FDIC Assessment                        $    279,721   $   258,058  $    257,779
Legal fees                                  211,117       226,312       192,184
Professional services                       148,768       233,619       276,990
Stationery, printing and supplies           101,210       100,895       114,744
Data processing                              76,300        78,699       156,891
Provision for loss on other real estate      61,721       466,000            --
Client data processing                       18,477        97,909       145,236
Special stockholder meeting                      --            --       712,822
Other                                       587,664       740,270       666,922
                                       ------------   -----------  ------------
                                       $  1,484,978   $ 2,201,762  $  2,523,568
                                       ============   ===========  ============

11.  Related Party Transactions

In the normal course of business, the Bank enters into transactions with related parties, including directors, principal shareholders and their affiliates. The transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties. It is the Bank's policy not to make loans to Directors; and accordingly, no loans were outstanding to Directors at December 31, 1993 and 1992, respectively.

12.  Tax Deferred Investment Plan

The Bank established a trusteed tax deferred investment plan (the "Plan") for all eligible employees during 1988. The Plan permits each employee to contribute up to 15% of compensation on a pre-tax basis up to a specified maximum, which for calendar year 1993, was $8,994. The Bank provides a matching contribution of $1.00 for every 51.00 of compensation deferred by the employee with a maximum matching contribution of 3% of the employee's annual compensation. The Bank's Plan expense totaled $54,000, $54,400 and $56,900 for the years ending December 31, 1993, 1992 and 1991, respectively.

13.  Regulatory Agreements

On February 24, 1993, the Bank entered into a Memorandum of Understanding (the "Memorandum") with the Federal Deposit Insurance Corporation (the "FDIC") and the California State Banking Department (the "State") as a result of a joint examination of the Bank by the FDIC and the State.

The FDIC performed a subsequent examination of the Bank as of November 15, 1993. Based upon the results of the examination, on February 7, 1994, the FDIC, along with the State, terminated the existing Memorandum.

14.  Prospective Accounting Pronouncements

Impairment of Loans
- - -------------------

In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. This statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Initial adoption of this statement is required to be reflected prospectively. The Bank has not completed the analysis necessary to determine the impact, if any, of this statement on its financial position or results of operations.

Investments
- - -----------

In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement applies to financial statements for fiscal years beginning after December 15, 1993 and is to be applied as of the beginning of an enterprise's fiscal year. Initial adoption of this statement is required to be reflected prospectively. The statement requires that investments of equity securities that have readily determinable fair values and all investments in debt securities be classified in these categories and accounted for as follows:

     Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

The Bank adopted this statement as of January 1, 1994. If the provisions of the statement would have been applied as of December 31, 1993, stockholders' equity would have been increased by approximately $220,000.

Fair Value Disclosures
- - ----------------------

In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments." The provisions of Statement 107 are effective for financial statements issued for years ending after December 15, 1992 for entities whose total assets exceed $150 million. For those entities whose total assets are less than $150 million at December 15, 1992, the provisions of Statement 107 are effective for years ended after December 15, 1995. Statement 107 requires the disclosure of the fair value of financial instruments for which it is practicable to estimate that value. Most loan and deposit instruments issued by financial institutions will be subject to Statement 107. These disclosures apply to off-balance sheet financial instruments as well as those recorded on the balance sheet.

                       [Letterhead of KPMG Peat Marwick]

KPMG Peat Marwick

     Certified Public Accountants

     2495 Natomas Park Drive
     Sacramento, CA 95833-2936



                          Independent Auditors' Report
                          ----------------------------



To the Shareholders and Board of Directors of CapitolBank Sacramento:


We have audited the accompanying consolidated balance sheet of CapitolBank Sacramento and Subsidiaries as of December 31, 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of CapitolBank Sacramento and Subsidiaries for the years ended December 31, 1992 and 1991, were audited by other auditors whose report thereon dated February 19, 1993, expressed an unqualified opinion on those consolidated statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CapitolBank Sacramento and Subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 7 to the consolidated financial statements, the Bank changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information included in Schedules I, II, III, IV, V and VI to Form F-2 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                    /s/ KPMG Peat Marwick

Sacramento, California
February 25, 1994

Report of Independent Public Accountants

To the Shareholders and Board of Directors of CapitolBank Sacramento:


We have audited the accompanying consolidated balance sheets of CAPITOLBANK SACRAMENTO (a California state chartered bank) AND SUBSIDIARIES as of December 31, 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1992. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapitolBank Sacramento and Subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                    /s/ Arthur Andersen & Co.

Sacramento, California
February 19, 1993

Report of Independent Public Accountants

To the Shareholders and Board of Directors of CapitolBank Sacramento:


We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in CAPITOLBANK SACRAMENTO'S annual report to shareholders and incorporated by reference in this Form F-2, and have issued our report thereon dated February 19, 1993. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedules I, II, III, IV, V and VI for the year ended December 31, 1992, listed in Item 11 are presented for purposes of complying with the Federal Deposit Insurance Corporation's rules and are not part of the consolidated financial statements. These schedules have been subjected to the auditing procedures applied in our audit of the consolidated financial statements and, in our opinion, fairly state in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                    /s/ Arthur Andersen & Co.

Sacramento, California
February 19, 1993

ITEM 9.  DIRECTORS AND PRINCIPAL OFFICERS OF BANK
         ----------------------------------------

Mr. Louis G. Fifer, 45, has served as a director since May 1991. Currently, Mr. Fifer also serves as the Vice President of Operations with Hotel Information Systems, a manufacturer and provider of hospitality information systems. Prior to that time, he served in various managerial and ownership capacities with Systems Integrators, Inc., a company engaged in the development and sales of computerized publishing systems. Mr. Fifer terminated his employment with Systems Integrators, Inc. on October 31, 1992. Systems Integrators, Inc. filed a petition under Chapter 11 of the U.S. Bankruptcy Code on September 22, 1993.

Mr. Thomas J. Hammer, Jr., 61, has served as a director since November 1991.
For more than five years, Mr. Hammer has served as the President of Shasta Linen Supply, Inc., a Sacramento based linen service provider.

Mr. Robert T. Jenkins, 50, has served as a director since September 1991. For more than five years, he has served in various capacities with Intel Corporation, a worldwide developer and manufacturer of advanced computer chips. Most recently, Mr. Jenkins has served as Vice President and Director of Corporate Licensing of Intel Corporation.

Ms. Carolyn G. Reid, 55, has served as a director since May 1991. For more than five years, she has been Vice President and co-owner of Reid and Associates, a building materials marketing and sales company in Sacramento.

Mr. J. Al Wickland, Jr., 73, has served as a Director since March 1986 and as Chairman of the Board from January 1987 to August 1990. Mr. Wickland was re-elected Chairman of the Board in August 1991, and currently serves in this capacity. For more than five years, he has served as Chairman of the Board of Wickland Oil Co., a Sacramento based petroleum distribution and marketing company.

Mr. John A. Wickland, III, 49, has served as a Director since January 1989. Since 1989, he has also been the president of Wickland Corporation and Wickland Properties. He also holds executive positions with Wickland Oil Company. From 1975 through 1989, he was President of Regal Stations, Inc., the predecessor corporation of Wickland Properties.

Mr. Thomas E. King, 50, served as the Bank's President and Chief Executive Officer and as a director from April 1992 through April 15, 1994, at which time he will cease being an officer and director of the Bank. For information regarding Mr. King's cessation of employment, see "Item 10."

Mr. Thayer T. Prentice, 56, was appointed as Vice Chairman of the Board, Chief Executive Officer and a Director on March 30, 1994. Prior to that time, Mr. Prentice served in various capacities at Bank of San Francisco, including Chairman, President and Chief Executive Officer (from November 1, 1991 through August 4, 1993) and Vice Chairman (from 1990 through November 1, 1991). From 1988 to 1990, Mr. Prentice served as Executive Vice President and Division Manager of First Interstate Bank, and from 1979 to 1988, Mr. Prentice served as President and Chief Executive Officer of Point West Bank. Mr. Prentice also has served on the Board of Directors of the Dean's Advisory Council of the Graduate School of Management of the University of California at Davis since 1990 and on the Salvation Army Advisory Board in Sacramento, California, since 1980 (serving as Chairman in 1984).

Mr. Ralph Andersen, 54, was appointed as a Director on March 30, 1994. Since his retirement in 1987, Mr. Andersen has served as a member of the Board of Directors of the Junior Statesmen Foundation, University of California Berkeley Foundation, Sutter Community Hospitals, Salvation Army, and the ICMA Retirement Corporation. From 1972 to 1987, Mr. Andersen owned and operated Ralph Andersen & Associates, a management consulting firm, with offices in Sacramento and Newport Beach, California and Dallas, Texas. Mr. Andersen also engaged in real estate development and investment in Sacramento, California, and served on the Board of Directors of Point West Bank (from 1982 to 1988) until Point West Bank was sold to First Interstate Bank. From 1964 to 1971, Mr. Andersen served as Principal Assistant to the Director of the League of California Cities.

Mr. William J. Martin, 47, was appointed as President and Chief Operating Officer on April 2, 1994. Mr. Martin will become a Director on April 15, 1994. From December 1993 to April 1, 1994, Mr. Martin served as Executive Vice President of American River Bank. From October 1990 to December 1993, Mr. Martin served as Executive Vice President and Commercial Lending Manager of the Sacramento Regional Office of Bank of San Francisco. For more than 20 years prior to that time, Mr. Martin served in various capacities in the banking industry, including as Senior Vice President and Manager of First Interstate Bank's Sacramento Business Banking Center (from January 1989 to October 1990), Executive Vice President of Point West Bank, Sacramento, California (from October 1986 to January 1989) and with Crocker National Bank (from 1971 to
1986).

Director's Compensation
- - -----------------------

Each outside member of the Board of Directors receives $400 per board meeting and $200 per committee meeting attended. A total of $54,500 was paid during 1993 to all outside directors. Employee directors receive no compensation for attending meetings of the Board of Directors or committees of the Board.

Executive Officers of the Bank
- - ------------------------------

The following table sets forth certain information regarding the current executive officers of the Bank. Officers are elected annually and serve until their successors are elected.


Name                         Age     Position with the Bank
- - ----                         ---     ----------------------

Thayer T. Prentice            56     Vice Chairman of the Board and Chief
                                     Executive Officer

William J. Martin             47     President and Chief Operating Officer

Lawrence McGovern             39     Senior Vice President and Chief Financial
                                     Officer

Bernard Rao                   57     Senior Vice President and Chief
                                     Administrative Officer

Susan J. Drack                39     Senior Vice President and Commercial
                                     Lending Manager

Florence A. Bellacosa         61     Vice President and Trust Manager


Name                         Age     Position with the Bank
- - ----                         ---     ----------------------

Kathleen M. Thomas            47     Senior Vice President and Chief Credit
                                     Officer

Mr. Prentice was appointed as Vice Chairman of the Board, Chief Executive Officer and a Director of the Bank on March 30, 1994. Prior to that time, Mr. Prentice served in various capacities at Bank of San Francisco, including Chairman, President and Chief Executive Officer (from November 1, 1991 through August 4, 1993) and Vice Chairman (from 1990 through November 1, 1991). From 1988 to 1990, Mr. Prentice served as Executive Vice President and Division Manager of First Interstate Bank, and from 1979 to 1988, Mr. Prentice served as President and Chief Executive Officer of Point West Bank. Mr. Prentice also has served on the Board of Directors of the Dean's Advisory Council of the Graduate School of Management of the University of California at Davis since 1990 and on the Salvation Army Advisory Board in Sacramento, California, since 1980 (serving as Chairman in 1984).

Mr. Martin was appointed as President and Chief Operating Officer of the Bank on April 2, 1994. Mr. Martin will become a Director on April 15, 1994. From December 1993 to April 1, 1994, Mr. Martin served as Executive Vice President of American River Bank. From October 1990 to December 1993, Mr. Martin served as Executive Vice President and Commercial Lending Manager of the Sacramento Regional Office of Bank of San Francisco. For more than 20 years prior to that time, Mr. Martin served in various capacities in the banking industry, including as Senior Vice President and Manager of First Interstate Bank's Sacramento Business Banking Center (from January 1989 to October 1990), Executive Vice President of Point West Bank, Sacramento, California (from October 1986 to January 1989) and with Crocker National Bank (from 1971 to 1986).

Mr. McGovern was appointed as Senior Vice President and Chief Financial Officer on April 2, 1994. From December 1993 to April 1, 1994, Mr. McGovern served as Senior Vice President, Lending of American River Bank. From January 1991 to December 1993, Mr. McGovern served as Senior Vice President, Lending of the Bank of San Francisco and from December 1988 to January 1991, he served as Division Finance Manager of First Interstate Bank of California. From December 1983 to December 1988, Mr. McGovern served as Vice President and Chief Financial Officer of Point West Bank.

Mr. Rao has served as Senior Vice President and Chief Administrative Officer of the Bank from August 1985 to the present. From March 1979 until August 1985, he was Vice President and Senior Operations Officer with Union Bank in Sacramento, California.

Ms. Drack has served as Senior Vice President and Commercial Lending Manager of the Bank since June 1993. From November 1991 to June 1993 Ms. Drack served in various real estate lending positions with the Bank. Prior to joining the Bank, Ms. Drack was employed with First Interstate Bank of California in Real Estate Portfolio Management.

Ms. Bellacosa has served as Vice President and Trust Manager since June 1992. From October 1982 to May 1992, Ms. Bellacosa served as a Trust Officer. Prior to her employment with the Bank, Ms. Bellacosa was employed by Nevada National Bank as a Trust Officer for approximately eight years.

Ms. Thomas was appointed as the Senior Vice President and Chief Credit Officer of the Bank on April 2, 1994. From December 1993 to April 1, 1994, Ms. Thomas served as Senior Vice President and Chief Credit Officer of American River Bank. From December 1990 to December 1993, Ms. Thomas served as Senior Vice President and Team Leader of the Sacramento Regional Office of the Bank of San Francisco. For ten years prior to that time, Ms. Thomas served in various capacities in the banking industry, including Vice President and Credit Administration Support Manager of First Interstate Bank of California, a Vice President of Wells Fargo Bank and Assistant Vice President Team Leader with Crocker National Bank.

There is no family relationship between any of the directors and executive officers listed above, except for the relationship between J. Al Wickland, Jr. and John A. Wickland, III which is a father/son relationship.


ITEM 10.  MANAGEMENT COMPENSATION AND TRANSACTIONS WITH MANAGEMENT EXECUTIVE
          ------------------------------------------------------------------
          COMPENSATION
          ------------

The following table sets forth the aggregate remuneration for services in all capacities paid or accrued for the fiscal year ended December 31, 1993: (a) to each of the five most highly compensated principal officers of the Bank whose aggregate cash and cash equivalent forms of remuneration exceeded $60,000; and
(b) to all principal officers of the Bank as a group:

- - --------------------------------------------------------------------------------
                            CASH COMPENSATION TABLE

Identification and Capacities in                           Salaries, Fees
which Remuneration is Received                            and Bonuses(1)(2)
- - --------------------------------------------------------------------------------
Thomas E. King                                              $    170,680(3)
  President & Chief Executive Officer

Susan J. Drack                                              $    101,160
  Senior Vice President and Commercial Lending Manager

Bernard Rao                                                 $     95,640
  Senior Vice President and Chief Administrative Officer

Dennis F. Ceklovsky                                         $     90,340(4)
  Senior Vice President and Chief Credit Officer

Florence A. Bellacosa                                       $     77,760
  Vice President and Trust Department Manager

All Principal Officers as a Group(5) (10 Persons)           $    714,782
- - ----------

(1) Includes deferrals to salary pursuant to the 401(k) plan as described in footnote (2) below. No other compensation was paid or distributed during the last fiscal year to the: (i) individuals named in the cash compensation table above which in the aggregate equals or exceeds the lesser of $25,000 or 10 percent of the compensation set forth in the cash compensation table for such individual or (ii) group named in the cash compensation table above which in the aggregate equals or exceeds the lesser of $25,000 times the number of persons in the group or 10 percent of the aggregate compensation set forth in the cash compensation table for such group.

(2) The Bank's practice is to pay for health insurance, long-term disability insurance and vision insurance for all salaried employees of the Bank. These insurance policies require co-payments by the employees. The Bank established a 401(k) investment plan (the "Plan") for all eligible employees during 1988. The Plan permits each eligible employee to defer up to 15% of compensation on a pre-tax basis up to a specified maximum which, for calendar year 1993, was $8,994. The Bank makes a matching contribution of $1.00 for every $1.00 of compensation deferred by the employee with a maximum matching contribution of 3% of the employee's annual compensation. The Bank incurred expenses on behalf of the Plan of approximately $54,000 for the year ended December 31, 1993.

(3) Mr. King will cease being the President and Chief Executive Officer and a Director of the Bank effective April 15, 1994. For more information regarding Mr. King's cessation of employment, see "Severance Contract with Thomas E. King."

(4) Mr. Ceklovsky ceased being the Senior Vice President and Chief Credit Officer of the Bank effective April 15, 1994. It is expected that Mr. Ceklovsky will cease providing services to the Bank effective May 15, 1994. The Bank is currently negotiating a severance arrangement with Mr. Ceklovsky.

(5)  Includes all principal officers who served during 1993.

Compensation Plans

The Bank established a 401(k) investment plan (the "Plan") for all eligible employees in 1988. The Plan permits each eligible employee to defer up to 15% of compensation on a pre-tax basis up to a specified maximum which for calendar year 1993 was $8,994. The Bank makes a matching contribution of $1.00 for every $1.00 of compensation deferred by the employee with a maximum matching contribution of 3% of the employee's annual compensation. The Bank incurred expenses on behalf of the Plan of approximately $54,000 for the year ended December 31, 1993. During fiscal year 1993, the Bank made matching contributions for its principal officers as follows:


                                                  1993
                                                 -------

Thomas E. King                                   $ 4,680
Susan J. Drack                                     2,655
Bernard Rao                                        2,640
Dennis F. Ceklovsky                                2,340
Florence A. Bellacosa                              2,008

All Principal Officers as a Group (6 persons)     14,848

Stock Options
- - -------------

During June 1992, the Bank adopted the 1992 Stock Option Plan (the "Stock Option Plan"), which was approved by the shareholders of the Bank at the Bank's 1993 Annual Meeting of Shareholders. The Stock Option Plan is administered by a committee of at least two Directors, who during their service as an administrator of the Stock Option Plan, and during the one-year period prior to such service, have not received or been awarded any of the Bank's common stock pursuant to the Stock Option Plan or other stock option or stock appreciation rights plan of the Bank. The Committee is currently composed of the same members whom comprise the Compensation Committee.

Options may be granted to officers and employees (including directors who are employees) of the Bank or a subsidiary of the Bank. Nonemployee directors of the Bank are not eligible to receive options under the Stock Option Plan. Options are granted at not less than the fair market value of the underlying shares on the date of the grant. Under the Stock Option Plan, the Bank may issue stock options with respect to an aggregate of 306,023 shares of common stock. As of April 15, 1994, 275,367 shares of common stock will be subject to outstanding options granted under the Stock Option Plan (including the options described below that were recently granted to Messrs. Prentice and Martin) and 30,656 shares will remain available for subsequent option grants. Options may be either incentive stock options or non-qualified stock options.

Options granted under the Stock Option Plan shall be granted to employees and officers of the Bank who in the judgment of the Board of Directors or the committee designated by the Board, contribute to the successful conduct of the Bank's operations through their judgment, interest, ability and special efforts, and shall vest in such manner as the Board or the committee designated by the Board determines, but such vesting period shall not exceed ten years from the date the option is granted.

If the optionee ceases to be an officer or employee of the Bank or any of its subsidiaries due to death or disability, the Stock Option Plan provides that the optionee's estate, or in the case of disability of the optionee, the optionee, may exercise the options for a period of twelve months following the date of such death or disability to the extent the option was exercisable on such date, and provided that the date of exercise is in no event after the expiration of the term of the option. If the optionee ceases to be an officer or employee of the bank or any of its subsidiaries because the optionee has been terminated for cause, the optionee shall have no right to exercise such options. In all other circumstances, the optionee may exercise any vested stock options within three months after such optionee ceases to be an officer or employee of the Bank or any of its subsidiaries, provided that the date of exercise is in no event after the expiration of the term of the option. Currently, the Bank has 7 principal officers and 77 other full-time employees.

The following table shows, as to the persons named therein, certain information with respect to stock options, including: (i) the title and aggregate amount of shares subject to options granted since January 1, 1992, and (ii) the average per share exercise price thereof.


 Shares of                     Thomas E.    Thayer T.  William J.  Bernard   Dennis F.    Susan J.  Florence
Common Stock                    King(2)     Prentice     Martin      Rao    Ceklovsky(2)   Drack    Bellacosa
- - -------------------------------------------------------------------------------------------------------------

Granted from January 1,
1992 to April 15, 1994:

 Number of Shares               102,008       125,000     104,167   16,600     16,600       10,000      3,000

 Average per share
 option price                  $   2.00      $   1.50    $   1.50  $  1.70    $  1.70      $  1.50     $ 1.50

Exercised from January 1,
1992 to April 15, 1994:

 Number of Shares                     0             0           0        0          0            0          0

 Net value (market value
 of shares on date options
 exercised less exercise
 price)                        $      0      $      0    $      0  $     0    $     0      $     0     $    0

Exercisable options at
April 15, 1994:

 Number of Shares                    (1)       31,250      26,042    2,200      2,200            0          0

 Average per share
 option price                        (1)     $   1.50    $   1.50  $  2.00    $  2.00      $  0.00     $ 0.00
- - ----------

(1) Mr. King will cease being an officer and director of the Bank on April 15, 1994. As part of Mr. King's severance Agreement described below, Mr. King agreed that his stock options will have terminated effective April 4, 1994.

(2) Mr. Ceklovsky ceased being an officer of the Bank effective April 2, 1994 and will cease providing services to the Bank effective May 15, 1994. The Bank is currently negotiating a severance arrangement with Mr. Ceklovsky.

As of April 15, 1994, all principal officers as a group (seven in number), held options to purchase 275,367 shares of the Bank's Common Stock at an exercise prices ranging between $1.50 and $2.00 per share. There are no options outstanding other than those described in the table above.

Employment Contract with Thomas E. King
- - ---------------------------------------

On April 3, 1992, the Bank entered into an employment agreement with Thomas E. King, President and Chief Executive Officer, which provided for a base salary of $150,000 per year. In addition, the agreement provided that Mr. King was entitled to participate in the Bank's stock option plan and was eligible to receive up to 50% of his annual base salary in the form of an incentive bonus based upon the achievement of certain performance goals. Under the agreement, Mr. King was also entitled to severance compensation equal to twelve months base salary if the Board of Directors terminated Mr. King's employment during the first year of employment for reasons other than serious misbehavior or malfeasance. The severance compensation was to decrease each year after the first year of his employment until it reached zero after five years of employment.

On August 26, 1993, the severance compensation portion of the agreement with Mr. King was amended. The amendment, among other things, provided that if Mr. King was terminated for reasons other than serious misbehavior or malfeasance, the Bank would pay to Mr. King as severance compensation the difference, if any, between $150,000 and the before-tax gain realized by Mr. King upon the sale of shares of the Bank's common stock that Mr. King had acquired, or had a right to acquire, pursuant to the Bank's Stock Option Plan.

Severance Contract with Thomas E. King
- - --------------------------------------

Pursuant to the terms of a severance agreement dated April 7, 1994 (the "Severance Agreement"), between the Bank and Mr. King, Mr. King will cease being the President and Chief Executive Officer and a Director of the Bank effective April 15, 1994. In connection with the termination of Mr. King's employment, Mr. King, among other things, agreed to provide consulting services to the Bank through August 15, 1994, relinquish rights he had to compensation that accrued and had not been paid prior to the time of his termination, relinquish rights he had to options to purchase shares of the Bank's Common Stock, and release the Bank and its affiliates from certain liabilities and obligations including those that arose out of his employment by the Bank, termination of that employment, and related matters. The Bank, in turn, among other things, agreed to pay to Mr. King a one-time severance payment of $150,000 on April 15, 1994, his out-placement assistance until he secures a full-time position, his costs of health insurance until the earlier of August 15, 1994, or the date he becomes eligible for health insurance benefits offered by a future employer, and, provided that he provides the consulting services described in the Severance Agreement for the time period described therein, to continue to pay to him his regular base salary of $12,500 through August 15, 1994. The Bank also agreed to release Mr. King from certain liabilities and obligations including those that arose out of his employment by the Bank, termination of that employment, and related matters.

Employment Contract with Thayer T. Prentice
- - -------------------------------------------

The Bank is expected to enter into a five-year employment agreement with Thayer
T. Prentice, Vice Chairman and Chief Executive Officer, which will provide for a base salary of $150,000 per year. In addition, the agreement is expected to provide that Mr. Prentice is entitled to participate in the Bank's stock option plan and other employee benefit plans, is eligible to receive up to 40% of his annual base salary in the form of an incentive bonus based upon the achievement of certain performance goals and is to receive a $500,000 term life insurance policy and an automobile allowance of $500 per month. The agreement is also expected to provide that Mr. Prentice will be entitled to severance compensation equal to twelve months base salary if he is terminated without cause. On March 30, 1994, Mr. Prentice was granted options to purchase 125,000 shares of the Bank's common stock at a price of $1.50 per share. Mr. Prentice's options have a term of ten years from the date of grant and become exercisable as to 25% of the shares underlying the options immediately and as to the remaining 75% of the shares, in equal installments on March 30, 1995, 1996, 1997 and 1998, subject to earlier vesting in the event Mr. Prentice's employment is terminated without cause or upon certain reorganizations.

Employment Contract with William T. Martin
- - ------------------------------------------

The Bank is expected to enter into a five-year employment agreement with William
J. Martin, President and Chief Operating Officer, which will provide for a base salary of $125,000 per year. In addition, the agreement is expected to provide that Mr. Martin is entitled to participate in the Bank's stock option plan and other employee benefit plans, is eligible to receive up to 40% of his annual base salary in the form of an incentive bonus based upon the achievement of certain performance goals and is to receive a $500,000 term life insurance policy and an automobile allowance of $500 per month. The agreement is also expected to provide that Mr. Martin will be entitled to severance compensation equal to twelve months base salary if he is terminated without cause. On April 4, 1994, Mr. Martin was granted options to purchase 104,167 shares of the Bank's common stock at a price of $ 1.50 per share. Mr. Martin's options have a term of ten years from the date of grant and become exercisable as to 25% of the shares underlying the options immediately and as to the remaining 75% of the shares, in equal installments on April 4, 1995, 1996, 1997 and 1998, subject to earlier vesting in the event Mr. Martin's employment is terminated without cause or upon certain reorganizations.

Transactions with Management
- - ----------------------------

The Bank has had and expects to continue to have banking transactions with some of its directors (and their affiliates). Loans by the Bank to any director (or affiliate) have been made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Bank, such loans have not involved more than the normal risk of collectibility or presented other unfavorable features.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
- - --------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's directors and executive officers, and any person who owns more than ten percent of the Bank's common stock, to file with the FDIC initial reports of ownership and reports of changes in ownership of common stock of the Bank. Directors, executive officers and greater than ten-percent shareholders, if any, are required by FDIC regulations to furnish the Bank with copies of all Section 16(a) forms they file. To the Bank's knowledge, based solely on review of the copies of such reports furnished to the Bank and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all directors and executive officers of the Bank were in compliance with the applicable Section 16(a) filing requirements, except as follows: Director Louis
G. Fifer purchased 500 shares of common stock in 1993. The purchase was not reported on a Form F-8, however, an FDIC Form F-8A disclosing the purchase was filed with the FDIC four days after the Form F-8A filing deadline of February 14, 1993. Florence Bellacosa, Vice President and Trust Department Manager, was late in filing a Form F-7.


ITEM 11.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM F-3
          ----------------------------------------------------------------

     (a)  Contents.  The following documents are filed as a part of this report:
          --------

          (1)  Financial Statements for the Periods Ended:

               .  Financial Highlights
                  December 31, 1993, 1992 and 1991.

               .  Consolidated Balance Sheets
                  December 31, 1993 and 1992.

               .  Consolidated Statements of Operations
                  December 31, 1993, 1992 and 1991.

               . Consolidated Statements of Changes in Stockholders' Equity December 31, 1993, 1992 and 1991.

               . Consolidated Statements of Cash Flows December 31, 1993, 1992 and 1991.

               .  Notes to the Consolidated Financial Statements.

               .  Report of Independent Public Accountants.

          (2)  Financial Statement Schedules:

               Tables required to be filed by item 7 of this form:
               --------------------------------------------------

               . Table I - Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differentials - December 31, 1993, 1992 and 1991.

               .  Table II - Investment Portfolio - December 31, 1993 and 1992.

               .  Table III - Loan Portfolio - December 31, 1993 and 1992.

               . Table IV - Analysis of the Allowance for Loan Losses - December 31, 1993 and 1992.

               .  Table V - Deposits - December 31, 1993 and 1992.

               . Table VI - Return on Equity and Assets - December 31, 1993, 1992 and 1991.

               . Table VII - Short-Term Borrowings - December 31, 1993, 1992 and 1991.

               Schedules required to be filed according to FDIC rules and
               ----------------------------------------------------------
               regulations, section 335.627:
               ----------------------------

               .  Schedule I - Securities.

               . Schedule II - Loans to officers, directors, principal security holders, and any associates of the foregoing persons.

               .  Schedule III - Loans and lease financing receivables.

               .  Schedule IV - Fixed Assets.

               . Schedule V - Investments in, income from dividends, and equity in earnings or losses of subsidiaries and associated companies.

               .  Schedule VI - Allowance for loan losses.

     (b)  Reports on Form F-3.
          -------------------

          . The Bank filed a Current Report on Form F-3 on March 9, 1994, regarding the termination of a Memorandum of Understanding entered into between the Bank and the FDIC and State Banking Department on February 24, 1993.

     (c)  Exhibits.  The following exhibits are filed as a part of this report:
          --------

          (1)    Articles of Incorporation and Bylaws.*

          (2) Instruments defining the rights of security holders, including indentures. (Not filed, as not applicable).

          (3.1)  CapitolBank Sacramento 1992 Stock Option Plan.*

          (3.2)  Thomas E. King Employment Agreement.

          (3.3)  Thomas E. King Severance Agreement.

          (3.4)  Lease - West Sacramento.**

          (3.5)  Lease - 300 Capitol Mall.***

          (4) Statement regarding computation of per share earnings. (Incorporated by reference to consolidated Statement of Operations of the Bank - Note 9, Page 46).

          (5) Statement regarding computation of ratios. (Not filed, as not applicable).

          (6) Annual report to security holders. (Not filed, as not applicable).

          (7) Letter regarding change in accounting principles. (Not filed, as not applicable).

          (8)    Previously unfiled documents.  (Not filed, as not applicable).

          (9)    List of all subsidiaries of the Bank.  (Exhibit 9).

          * Incorporated by reference from the exhibits included with the Bank's Form F-2, for the year ended December 31, 1992.

          ** Incorporated by reference from the exhibits included with the Bank's Form F-2, for the year ended December 31, 1990.

          *** Incorporated by reference from the exhibits included with the Bank's Form F-2, for the year ended December 31, 1987.

                                   EXHIBIT 9

                      LIST OF ALL SUBSIDIARIES OF THE BANK


                               Percentage of
                            Outstanding Shares     State of        Year of
    Name of Subsidiary       Owned by the Bank   Incorporation  Incorporation        Nature of Business
- - --------------------------------------------------------------------------------------------------------------

Commerce Corporation              100%            California         1977            Acts as Trustee for Trust
                                                                                     Deeds held by the Bank

Capitol Commerce Develop-         100%            California         1983            Real estate investment and
 ment Corporation VI*                                                                development

Capitol Commerce                  100%            California         1983            Real estate investment and
 Development                                                                         development
 Corporation VII*

Capitol Commerce                  100%            California         1977            Dormant
 Corporation
- - ----------

* Although incorporated in 1983, no shares of the Corporation were acquired by the Bank until 1984.

     The financial statements of all subsidiaries are consolidated with the financial statements of the Bank.

                                   SIGNATURE

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 14, 1994                          CAPITOLBANK SACRAMENTO



                                                By /s/ Thayer T. Prentice
                                                   --------------------------
                                                   Thayer T. Prentice
                                                   Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated:  April 14, 1994                  /s/ Thayer T. Prentice
                                        --------------------------------------
                                        Thayer T. Prentice
                                        CEO & Director
                                        (Principal Executive Officer)

Dated:  April 14, 1994                  /s/ Mary D. Roper
                                        --------------------------------------
                                        Mary D. Roper
                                        (Controller)

Dated:  April 14, 1994                  /s/ Ralph Andersen
                                        --------------------------------------
                                        Ralph Andersen, Director

Dated:  April 14, 1994                  /s/ Louis G. Fifer
                                        --------------------------------------
                                        Louis G. Fifer, Director

Dated:  April 14, 1994                  /s/ Thomas J. Hammer, Jr.
                                        --------------------------------------
                                        Thomas J. Hammer, Jr., Director

Dated:  April 14, 1994                  /s/ Robert T. Jenkins
                                        --------------------------------------
                                        Robert T. Jenkins, Director

Dated:  April 14, 1994                  /s/ William J. Martin
                                        --------------------------------------
                                        William J. Martin, Director*

Dated:  April 14, 1994                  /s/ Thayer T. Prentice
                                        --------------------------------------
                                        Thayer T. Prentice, Director

Dated:  April 14, 1994                  /s/ Carolyn G. Reid
                                        --------------------------------------
                                        Carolyn G. Reid, Director

Dated:  April 14, 1994                  /s/ J. Al Wickland, Jr.
                                        --------------------------------------
                                        J. Al Wickland, Jr., Director

Dated:  April 14, 1994                  /s/ John A. Wickland, III
                                        --------------------------------------
                                        John A. Wickland, III, Director

__________
*    Mr. Martin will become a director effective April 15, 1994.

Table I--Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differentials


Average Balances, Yields and Rates
(Dollar amounts in thousands)


                                                     1993                            1992                           1991
                                         -----------------------------  -----------------------------  -----------------------------

                                                    Interest   Rates               Interest   Rates               Interest   Rates
                                          Average   Income/   Earned/    Average   Income/   Earned/    Average   Income/   Earned/
                                          Balance   Expense     Paid     Balance   Expense     Paid     Balance   Expenses    Paid
                                         -----------------------------  -----------------------------  -----------------------------

ASSETS

Federal funds sold                       $  5,910     $  162     2.74%  $  4,683     $  147     3.14%  $  4,121    $   248     6.02%

Interest-bering deposits with
 other financial institutions               3,023        121     4.00%     5,706        377     6,61%     8,490        620     7.30%

Investment securities:
 U.S. Treasury securities                  24,375      1,548     6.35%    23,241      1,575     6.78%    21,729      1,660     7.64%

 U.S. Government Agencies                   6,045        390     6.45%     5,728        445     7.77%    10,507        904     8.60%

 Other securities                           1,323         50     3.78%     6,385        247     3.88%     3,378        174     5,15%

Loans                                      69,954      6,680     9.55%    66,018      6,334     9.59%    75,638      8,882    11.74%
                                         --------     ------            --------     ------            --------    -------

 Total Interest-Earning Assets            110,630      8,951     8.09%   111,761      9,125     8.17%   123,863     12,488    10.08%
                                                      ------                         ------                        -------

Cash and due from banks                     8,587                          8,664                          7,302
Furniture, fixtures and equipment           1,636                          1,928                          2,157
Interest receivable and other assets        2,508                          3,536                          3,700
Reserve for loan losses                   (1,268)                         (1,400)                        (1,306)
                                         --------                       --------                       --------

 Total Assets                            $122,093                       $124,543                       $135,716
                                         ========                       ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing transaction accounts      63,781      1,869     2.93%    62,670      2,090     3.33%    60,234      2,971     4.93%

Savings accounts                            4,133        128     3.10%     4,216        154     3.65%     2,196        115     5.24%

Time accounts                              16,324        634     3.88%    21,498        996     4.63%    31,897      2,164     6.78%

Other borrowed funds                        1,614         40     2.48%     1,092         41     3.75%     2,084         87     4.17%
                                         --------     ------            --------     ------            --------    -------

 Total Interest-Bearing Liabilities        85,852      2,671     3.11%    89,476      3,281     3.67%    96,411      5,337     5.53%


Demand accounts                            26,889                         25,444                         27,685
Accrued expenses and other liabilities        527                          1,017                            781
Shareholders' equity                        8,825                          8,606                         10,839
                                         --------                       --------                       --------

 Total Liabilities and
   Shareholders' Equity                  $122,093                       $124,543                       $135,716
                                         ========                       ========                       ========

NET INTEREST INCOME                                   $6,280                         $5,844                        $ 7,151
                                                      ======                         ======                        =======

NET INTEREST MARGIN                                              5.68%                          5.23%                          5.77%


NOTE: Loan fees are included in interest income for loans. Non-accrual loans have been included in average loan balances.

                            ACCOMPANYING INFORMATION
                         TABLE II--INVESTMENT PORTFOLIO
                               DECEMBER 31, 1993


- - -----------------------------------------------------------------------------------------
                                Principal       Book Value           Market       Average
Type of Maturity Grouping        Amount          Value(1)            Value        Yields
- - -----------------------------------------------------------------------------------------

U.S. Treasury Securities:

Within 1 year                  $   3,000,000  $   3,004,434     $   3,088,740       3.48%
After 1 but within 5 years        21,000,000     21,141,214        21,850,230       4.30%
After 5 but within 10 years        1,000,000      1,017,180         1,054,680       5.22%
                               ----------------------------------------------------------

Total:                         $  25,000,000  $  25,162,828     $  25,993,650       4.24%
                               ==========================================================

Securities of Other U.S.
Government Agencies and
Corporations:

Within 1 year                  $           0  $           0     $           0       0.00%
After 1 but within 5 years         3,613,095      3,677,347         3,739,407       5.55%
After 5 but within 10 years        1,000,000        993,033         1,039,370       5.52%
After 10 years                     4,000,000      4,007,107         3,941,410       5.73%
                               ----------------------------------------------------------

Total:                         $   8,613,095  $   8,677,487     $   8,720,187       5.68%
                               ==========================================================

Other Bonds, Notes and
Debentures:                    $     500,000  $     501,981     $     503,518       4.62%
                               ==========================================================

                               $  34,113,095  $  34,342,296     $  35,217,355       4.95%
                               ==========================================================

- - ----------
(1) Book value reflects cost, adjusted for accumulated amortization and accretion. No securities are less than investment grade.

                            ACCOMPANYING INFORMATION
                         TABLE II--INVESTMENT PORTFOLIO
                               DECEMBER 31, 1992


- - ---------------------------------------------------------------------------------
                                Principal     Book Value      Market     Average
Type of Maturity Grouping        Amount        Value(1)        Value      Yields
- - ---------------------------------------------------------------------------------

U.S. Treasury Securities:

Within 1 year                  $ 2,000,000  $ 2,001,587     $ 2,026,560     7.66%
After 1 but within 5 years      24,000,000   24,303,515      25,073,360     6.42%
After 5 but within 10 years      1,000,000    1,020,282         999,370     5.99%
                               --------------------------------------------------

Total:                         $27,000,000  $27,325,384     $28,099,290     6.49%
                               ==================================================

Securities of Other U.S.
Government Agencies and
Corporations:

Within 1 year                  $ 1,000,000  $ 1,009,280     $ 1,011,250     4.10%
After 1 but within 5 years       2,692,578    2,728,383       2,848,446     7.66%
After 5 but within 10 years      1,626,605    1,620,794       1,641,621     7.30%
After 10 years                   1,000,000    1,000,000       1,042,530     8.13%
                               --------------------------------------------------

Total:                         $ 6,319,183  $ 6,358,457     $ 6,543,847     7.08%
                               ==================================================

Municipal Bonds:

After 1 but within 5 years     $   250,000  $   254,957     $   252,580     5.50%
                               ==================================================

Other Bonds, Notes and
Debentures:                    $   250,000  $   250,000     $   250,000     6.25%
                               ==================================================

                               $33,819,183  $34,188,798     $35,145,717     6.59%
                               ==================================================

- - ----------
(1) Book value reflects cost, adjusted for accumulated amortization and accretion. No securities are less than investment grade.

                            ACCOMPANYING INFORMATION
                           TABLE III--LOAN PORTFOLIO


The following table shows the composition of loans of CapitolBank Sacramento by type of loan on December 31:

(dollars in thousands)                                       1993            1992
                                                           -------         -------

Real Estate Construction                                   $21,189          $12,440
Real Estate Mortgages                                       30,685           27,410
Commercial and Agricultural                                 21,637           21,437
Individual Consumer                                          2,197            2,863
Other                                                        1,041              688
                                                           -------          -------
                                                            76,749           64,838

Less:  Unearned Discount                                       (13)             (16)
       Allowance for Loan Losses                            (1,406)          (1,170)
       Deferred Loan Fees                                     (826)            (425)
                                                           -------          -------
                                                            (2,245)          (1,611)

Loans, Net                                                 $74,504          $63,227
                                                           =======          =======

There were no concentrations of loans exceeding 10% of total loans which were not otherwise disclosed at a category of in the above table.


NON-PERFORMING LOANS                                             December 31,
(dollars in thousands)                                      1993             1992
                                                           ------           ------
Non-accrual loans:

 Real Estate                                               $   67           $1,209
 Commercial and Agricultural                                   71              942
                                                           ------           ------
Total                                                         138            2,151

Accruing loans past due 30 days or more:
 Real Estate                                                1,119                3
 Commercial and Agricultural                                    0              170
                                                           ------           ------
Total                                                       1,119              173

Total Non-Performing Loans                                 $1,257           $2,324
                                                           ======           ======

Other Real Estate Owned                                    $   70           $  963
                                                           ======           ======

Non-performing loans as a percent of total loans            1.64%            3.58%
                                                           ======           ======

Allowance for loan losses as a percent of total loan        1.83%            1.80%
                                                           ======           ======

                            ACCOMPANYING INFORMATION
              TABLE IV--ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


                                             1993         1992         1991
                                            -------      -------     --------
(dollar amounts in thousands)

Balance at beginning of year                $1,170       $1,122       $1,161

Provision charged to expense                   436          520        1,067

Charge-Offs:
 Real Estate                                   136            0          388
 Commercial                                    226          680          762
                                            ------       ------       ------
Total:                                         362          680        1,150

Recoveries:
 Real Estate                                     5            1            4
 Commercial                                    156          207           40
                                            ------       ------       ------
Total:                                         161          208           44

Net Charge-Offs                               (201)        (472)      (1,106)

Balance at end of year*                     $1,405       $1,170       $1,122
                                            ======       ======       ======

Ratio:  Net charge-offs to average loans     0.27%        0.73%        1.49%
                                            ======       ======       ======
- - ----------

*    Allowance for loan losses is unallocated.

                            ACCOMPANYING INFORMATION
                               TABLE V--DEPOSITS


The following table sets forth, by time remaining to maturity, the time deposits of CapitolBank Sacramento in amounts of $100,000 or more as of December 31: (in thousands)

                                                  1993          1992
                                                 ------        ------

Time deposits of $100,000 or more:

Three months or less                             $4,713        $5,764
Over three months through six months              1,201         1,509
Over six months through twelve months             1,305         1,159
Over twelve months                                1,105         1,200
                                                 ------        ------

Total                                            $8,324        $9,632
                                                 ======        ======

Note: Refer to Average Balances and Rate Schedules for information on separate deposit categories.

                            ACCOMPANYING INFORMATION
                     TABLE VI--RETURN ON EQUITY AND ASSETS

                                             December 31,

                                    1993        1992         1991
                                   ------      ------      ------
Return on Average Assets            0.26%      -1.50%       0.16%

Return on Average Equity            3.57%     -21.65%       1.95%

Equity to Assets Ratio              7.47%       7.42%       7.25%

                            ACCOMPANYING INFORMATION
                        TABLE VII--SHORT-TERM BORROWINGS


The following table shows balances outstanding as of December 31:

                                         Average               Average
                                        Interest              Interest
(dollars in thousands)         1993       Rate       1992       Rate
                             --------   --------   --------   --------
Repurchase Agreements        $    150      2.70%   $    205      3.00%
Federal Funds Purchased             0      0.00%          0      0.00%
Treasury, Tax and Loan          2,584      2.70%      2,315      2.65%
Other Borrowings                    0      0.00%          0      0.00%
                             --------   --------   --------   --------

                             $  2,734      2.70%   $  2,520      2.68%
                             ========   ========   ========   ========

Repurchase agreements:      Generally for a term of less than thirty days.
Federal funds purchased:    Overnight.
Treasury, tax and loan:     Note option.

The following table shows average amounts outstanding and average yields thereon:

                                          Average               Average
                                         Interest              Interest
(dollars in thousands)          1993       Rate       1992       Rate
                              --------   --------   --------   --------
Repurchase Agreements         $    510      2.55%   $    252      3.55%
Federal Funds Purchased              0      0.00%          8      4.64%
Treasury, Tax and Loan           1,104      2.45%      1,092      2.96%
Other Borrowings                     0      0.00%         21      0.00%
                              --------   --------   --------   --------

                              $  1,614      2.48%   $  1,373      3.04%
                              ========   ========   ========   ========

                             SCHEDULE I--SECURITIES

                               DECEMBER 31, 1993

- - -----------------------------------------------------------------------------------------
                                                               Book             Market
                                                               Value             Value
- - -----------------------------------------------------------------------------------------
1. U.S. Treasury securities                                $ 25,162,828      $ 25,993,650

2. U.S. Government agency and corporate obligations:

   a. All holdings of U.S. Government-issued
      or guaranteed certificates of participation
      in pools of residential mortgages                       5,643,687         5,586,137

   b. All other                                               3,033,800         3,134,050

3. Securities issued by states and political
   subdivisions in the U.S.                                     251,981           253,518

4. Other domestic securities (debt and equity):

   a. All holdings of private (i.e., non-
      government-issued or guaranteed)
      certificates of participation in pools
      of residential mortgages                                      -0-               -0-

   b. All other                                                     -0-               -0-

5. Foreign securities (debt and equity)                         250,000           250,000
                                                           ------------      ------------

6. Total (sum of items 1 through 5)                        $ 34,342,296      $ 35,217,355
                                                           ============      ============

7. Pledged securities                                      $ 12,416,000      $ 13,063,000
                                                           ============      ============


                             SCHEDULE I--SECURITIES

                               DECEMBER 31, 1992

- - -----------------------------------------------------------------------------------------
                                                               Book             Market
                                                              Value              Value
- - -----------------------------------------------------------------------------------------
1. U.S. Treasury securities                               $ 27,325,384       $ 28,099,290

2. U.S. Government agency and corporate obligations:

   a. All holdings of U.S. Government-issued
      or guaranteed certificates of participation
      in pools of residential mortgages                      2,327,394          2,407,000

   b. All other                                              4,031,063          4,136,847

3. Securities issued by states and political
   subdivisions in the U.S.                                    254,957            252,580

4. Other domestic securities (debt and equity):

   a. All holdings of private (i.e., non-
      government-issued or guaranteed)
      certificates of participation in pools
      of residential mortgages                                    -0-                 -0-

   b. All other                                                   -0-                 -0-

5. Foreign securities (debt and equity)                       250,000             250,000
                                                         ------------        ------------

6. Total (sum of items 1 through 5)                      $ 34,188,798        $ 35,145,717
                                                         ============        ============

7. Pledged securities                                    $ 11,438,000        $ 12,017,386
                                                         ============        ============

                  SCHEDULE II--LOANS TO OFFICERS, DIRECTORS,
                      PRINCIPAL SECURITY HOLDERS, AND ANY
                      ASSOCIATES OF THE FOREGOING PERSONS

                               DECEMBER 31, 1993

- - --------------------------------------------------------------------------------
                                         Deductions:
              Balance at                                               Balance
 Name of      beginning                   Amounts          Amounts      end of
 Borrower     of period     Additions     Collected      Charged-Off    Period
- - --------------------------------------------------------------------------------
None


                  SCHEDULE II--LOANS TO OFFICERS, DIRECTORS,
                      PRINCIPAL SECURITY HOLDERS, AND ANY
                      ASSOCIATES OF THE FOREGOING PERSONS

                               DECEMBER 31, 1992


- - --------------------------------------------------------------------------------
                                         Deductions:
              Balance at                                               Balance
 Name of      beginning                   Amounts          Amounts      end of
 Borrower     of period     Additions     Collected      Charged-Off    Period
- - --------------------------------------------------------------------------------
None


              SCHEDULE III--LOANS AND LEASE FINANCING RECEIVABLES
                               DECEMBER 31, 1993

                                                                      Book
                                                                      Value
                                                                    --------
1.  Loans secured by real estate:
    a.  Construction and land development                           $ 19,859
    b.  Secured by farmland                                                0
    c.  Secured by 1-4 family residential properties
        (1.) Revolving, open-end loans secured by 1-4 residential
             properties and extended residential properties and
             extended under lines of credit                            2,197
        (2.) All other loans secured by 1-4 family residential
             properties:
             (a.) Secured by first liens                               4,470
             (b.) Secured by junior liens                                148
    d.  Secured by multifamily (5 or more) residential properties          0
    e.  Secured by nonfarm nonresidential properties                  28,963
2.  Loans to depository institutions:
    a.  To commercial banks in the U.S.:
        (1.) To U.S. branches and agencies of foreign banks                0
        (2.) To other commercial banks in the U.S.                         0
    b.  To other depository institutions in the U.S.                       0
    c.  To banks in foreign countries:
        (1.) To foreign branches of other U.S. banks                       0
        (2.) To other banks in foreign countries                           0
3.  Loans to finance agricultural production and other loans to
    farmers                                                                0
4.  Commercial and industrial loans:
    a.  To U.S. addressees (domicile)                                 19,538
    b.  To non-U.S. addressees (domicile)                                  0
5.  Acceptances of other banks                                             0
6. Loans to individuals for household, family, and other personal expenditures (ie., consumer loans) (includes purchased paper):
    a.  Credit cards and related plans (includes check credit            846
        and other revolving credit plans)
    b.  Other (includes single payment, installment,
        and all student loans)                                           532
7.  Loans to foreign governments and official institutions
    (including Foreign central banks)                                      0
8.  Obligations (other than securities and leases) of
    states and political subdivisions in the U.S. (includes
    nonrated industrial development obligations):
    a.  Taxable obligations                                                0
    b.  Tax-exempt obligations                                             0
9.  Other loans
    a.  Loans for purchasing or carrying securities
        (secured or unsecured)                                             0
    b.  All other loans (exclude consumer loans)                         195
10. Lease financing receivables (net of unearned income)                   0
11. LESS: Any unearned income on loans reflected in items
    1-9 above                                                            839
                                                                    --------
12. Total loans and leases, net of unearned income
    (sum of items 1 through 10 minus item 11)                       $ 75,909
                                                                    ========

              SCHEDULE III--LOANS AND LEASE FINANCING RECEIVABLES
                               DECEMBER 31, 1992
                                                                      Book
                                                                      Value
                                                                    --------
1.  Loans secured by real estate:
    a. Construction and land development                            $ 12,440
    b. Secured by farmland                                                 0
    c. Secured by 1-4 family residential properties
       (1.) Revolving, open-end loans secured by 1-4 residential
            properties and extended residential properties and
            extended under lines of credit                             2,756
       (2.) All other loans secured by 1-4 family residential
            properties:
            (a.) Secured by first liens                                4,935
            (b.) Secured by junior liens                                 178
    d. Secured by multifamily (5 or more) residential properties           0
    e. Secured by nonfarm nonresidential properties                   25,624
2.  Loans to depository institutions:
    a. To commercial banks in the U.S.:
       (1.) To U.S. branches and agencies of foreign banks                 0
       (2.) To other commercial banks in the U.S.                          0
    b. To other depository institutions in the U.S.                        0
    c. To banks in foreign countries:
       (1.) To foreign branches of other U.S. banks                        0
       (2.) To other banks in foreign countries                            0
3.  Loans to finance agricultural production and other loans to
    farmers                                                                0
4.  Commercial and industrial loans:
    a.  To U.S. addressees (domicile)                                 17,957
    b.  To non-U.S. addressees (domicile)                                  0
5.  Acceptances of other banks                                             0
6. Loans to individuals for household, family, and other personal expenditures (ie., consumer loans) (includes purchased paper):
    a.  Credit cards and related plans (includes check credit
        and other revolving credit plans)                                669
    b.  Other (includes single payment, installment, and all
        student loans)                                                   261
7.  Loans to foreign governments and official institutions
    (including Foreign central banks)                                      0
8.  Obligations (other than securities and leases) of states and political subdivisions in the U.S. (includes nonrated
    industrial development obligations):
    a.  Taxable obligations                                                0
    b.  Tax-exempt obligations                                             0
9.  Other loans
    a.  Loans for purchasing or carrying securities
        (secured or unsecured)                                             0
    b.  All other loans (exclude consumer loans)                          19
10. Lease financing receivables (net of unearned income)                   0
11. LESS: Any unearned income on loans reflected in items 1-9 above      441
                                                                    --------
12. Total loans and leases, net of unearned income
    (sum of items 1 through 10 minus item 11)                       $ 64,398
                                                                    ========

                           SCHEDULE IV--FIXED ASSETS
                               DECEMBER 31, 1993

- - -----------------------------------------------------------------------------

                                             Accumulated        Amount at
                             Gross        depreciation and   which carried on
Classification             Book Value        amortization     balance sheet
- - -----------------------------------------------------------------------------
Personal property         $       61,789      $      44,719     $      17,070
Furniture, fixtures
 and equipment                 1,992,316          1,633,490           358,826
Leasehold
 improvements                  1,955,240            846,803         1,108,437
                          ---------------------------------------------------

Totals                    $    4,009,345      $   2,525,012     $   1,484,333
                          ===================================================

                           SCHEDULE IV--FIXED ASSETS
                               DECEMBER 31, 1992


- - -----------------------------------------------------------------------------
                                          Accumulated           Amount at
                          Gross        depreciation and      which carried on
Classification         Book Value        amortization          balance sheet
- - -----------------------------------------------------------------------------

Personal property      $      42,438       $      27,571         $     14,867
Furniture, fixtures
 and equipment             1,948,988           1,403,272              545,716
Leasehold
 improvements              1,955,967             731,704            1,224,263
                       ------------------------------------------------------

Totals                 $   3,947,393       $   2,162,547         $  1,784,846
                       ======================================================

                     SCHEDULE V--INVESTMENTS IN INCOME FROM
                  DIVIDENDS, AND EQUITY IN EARNINGS OR LOSSES
                    OF SUBSIDIARIES AND ASSOCIATED COMPANIES

                               DECEMBER 31, 1993

- - --------------------------------------------------------------------------------------------------------------
                                                                  Equity in                       Bank's
                                  % of                           underlying                    proportionate
                                 Voting                          net assets                   part of earnings
                                 Stock         Total             at balance       Amount of      or loss for
Name of Issuer                   Owned       Investment           sheet date      Dividends      the period
- - --------------------------------------------------------------------------------------------------------------

Commerce Corporation              100%     $       50,618       $     50,618     $        0            41,867

Capitol Commerce Development
 Corporation VI                   100%             61,549             61,549              0            (2,617)

Capitol Commerce Development
 Corporation VII                  100%            447,926            447,926              0            43,527

The financial statements of all subsidiaries are consolidated with the financial statements of the Bank.

                     SCHEDULE V--INVESTMENTS IN INCOME FROM
                  DIVIDENDS, AND EQUITY IN EARNINGS OR LOSSES
                    OF SUBSIDIARIES AND ASSOCIATED COMPANIES

                               DECEMBER 31, 1992

- - --------------------------------------------------------------------------------------------------------------
                                                                  Equity in                       Bank's
                                  % of                           underlying                    proportionate
                                 Voting                          net assets                   part of earnings
                                 Stock         Total             at balance       Amount of      or loss for
Name of Issuer                   Owned       Investment          sheet date       Dividends      the period
- - --------------------------------------------------------------------------------------------------------------
Commerce Corporation              100%    $       800,000     $       399,752    $         0          114,222

Capitol Commerce Development
 Corporation VI                   100%            780,700            (716,534)             0       (1,060,803)

Capitol Commerce Development
 Corporation VII                  100%            400,000           1,392,410              0          122,727


The financial statements of all subsidiaries are consolidated with the financial statements of the Bank.

                     SCHEDULE VI--ALLOWANCE FOR LOAN LOSSES
                               DECEMBER 31, 1993


                                                           Amount
                                                           ------

Balance end of previous period                             $1,170
Recoveries credited to allowance                              161
Changes incident to mergers and absorptions                     0
Provision for loan losses                                     436
Less:  Losses charged to allowance                            361
Foreign currency translation adjustment                         0
                                                           ------

Balance end of period                                      $1,406
                                                           ======

                     SCHEDULE VI--ALLOWANCE FOR LOAN LOSSES
                               DECEMBER 31, 1992


                                                           Amount
                                                           ------

Balance end of previous period                             $1,122
Recoveries credited to allowance                              208
Changes incident to mergers and absorptions                     0
Provision for loan losses                                     520
Less:  Losses charged to allowance                            680
Foreign currency translation adjustment                         0
                                                           ------

Balance end of period                                      $1,170
                                                           ======

                                                                     EXHIBIT 3.2

                     [Letterhead of CapitolBank Sacramento]

 CapitolBank
     Sacramento


April 3, 1992

Mr. Thomas E. King
24735 Senda Pajaro
Calabasas Park, California 91302

Dear Tom,

On behalf of the Search Committee for the Board of Directors of CapitolBank Sacramento, I would like to express our excitement regarding your acceptance of the position of President and Chief Executive Officer of CapitolBank Sacramento. The Committee is enthusiastically convinced you have the ability to build upon our organization and lead it forward to become the premier business bank in the greater Sacramento area. We enthusiastically endorse your suggested mission statement and believe you are the one to make it happen.

The following are the terms of employment we have agreed upon:

1.   A base salary of $150,000 per year.

2. Eligible to receive up to 50% of your annual base salary in the form of an incentive compensation payment based on achieving certain performance benchmarks in our strategic five-year plan (see attached). For compensation purposes, your incentive plan-year will coincide with the Bank's fiscal year.

3. A front-end bonus of $30,000 to be payable at the start of employment to cover all relocation, moving and temporary living expenses.

4. An automobile allowance of $500 per month plus a mileage allowance per the current Bank plan.

5. Participation in a stock option plan to be formed within twelve months of employment allowing you options on no less than 2 1/2% of the Bank's common stock. Said option rights should be spread equally over the first five years of the plan. Each option right should remain available to exercise for a determinant period of time thereafter, such as two years. The option price is to be based on the market value of CapitolBank stock as of the first day of your employment.

     (If the Bank is either acquired by or merged with another bank, your rights to exercise the stock will immediately vest.) Such a plan needs to be reviewed and approved by the Shareholders at the April 29 Shareholders annual meeting.

6. A severance payment which pays twelve months base pay should the Board decide to terminate your employment for reasons other than serious misbehavior or malfeasance. Said severance shall remain at that level for the entire first year after which time, on your first anniversary date, it will be reduced by 20%. It is to remain at that reduced level for your second twelve-months of employment. Commencing with your second anniversary date, it shall thereafter decrease each month in equal amounts over the next 36-months, at which point it becomes zero. In the event the Bank is either acquired by or merged with another bank without providing you with comparable earnings opportunity, you will be entitled to one-year's base pay as a severance.

7. All other fringe benefits to which all Bank employees are entitled and which are enumerated in the Bank's Policy Manual.

8.   At the pleasure of the Shareholders, a seat on the Board of Directors.

9.   Employment to commence on or about April 15, 1992.

If this letter covers the basis of our understanding, acknowledge with your signature in the appropriate place on one of the duplicate originals and return to me. We look forward to a long and beneficial arrangement for all involved.

Yours truly,

/s/ John A. Wickland, III

John A. Wickland, III
Chairman, Search Committee

Attachments

JAW/lml

cc:  Directors, CapitolBank Sacramento

                                    ACCEPTED BY: /s/ Thomas E. King
                                                 -------------------------

                                    DATE: April 3, 1992
                                          --------------------------------

                             CAPITOLBANK SACRAMENTO
                  CEO INCENTIVE COMPENSATION PERFORMANCE PLAN

                                      1992
                                      ----

PERFORMANCE CHARACTERISTICS                                    % OF BASE SALARY
- - ---------------------------        ------------------------------------------------------------------------
                                         10%              20%               30%                40%
                                   --------------  ----------------  ----------------  --------------------
                                                                              (GREEN)                (BLUE)
(1)  LOAN PORTFOLIO QUALITY [1]..   (less than)4%  (greater than)4%  (greater than)3%  (greater than)2-1/2%
(2)  TOTAL ASSETS (000)..........         152,000           154,000           156,800               161,000
(3)  TOTAL LOANS (000)...........         103,740           105,105           107,061               109,883
(4)  NET INCOME (000) [2]........           1,350             1,380             1,410                 1,430
(5)  RETURN ON AVERAGE EQUITY....          11.00%             1.50%            11.89%                12.05%


MULTIPLIER BASED ON INTANGIBLES [3]

   LOW:  75% OF ABOVE LEVEL
   AVE:  100% OF ABOVE LEVEL
   HIGH:  125% OF ABOVE LEVEL

[1]  SUMMARY OF TOTAL NON ACCRUAL LOANS AND/OR DELINQUENCY STATUS
[2]  BEFORE PRESIDENT'S INCENTIVE
[3] THE BOARD WILL SELECT THE APPROPRIATE LEVEL BASED ON ITS SUBJECTIVE EVALUATION OF PERFORMANCE IN THE FOLLOWING AREAS:

     -MORALE AND ENTHUSIASM OF ORGANIZATION
     -REPUTATION IN COMMUNITY
     -PERCEIVED EFFECTIVENESS OF PRESIDENT IN LEADERSHIP ISSUES
     -DECISIVENESS

STEPS TO CALCULATING
- - --------------------

(1)  IDENTIFY THE LEVEL OF PERFORMANCE OF EACH OF THE PERFORMANCE
     CHARACTERISTICS.

(2)  DISCARD THE PERFORMANCE CHARACTERISTIC WITH THE POOREST LEVEL OF
     PERFORMANCE.

(3) IDENTIFY THE HIGHEST "% OF BASE SALARY" WHICH CONTAINS ALL REMAINING FOUR LEVELS OF PERFORMANCE.

(4) MULTIPLY THE "% OF BASE SALARY" PERCENTAGE BY THE INTANGIBLE MULTIPLIER AND APPLY THE RESULTING % TO THE APPROPRIATE BASE SALARY.

                     [Letterhead of CapitolBank Sacramento]

 CapitolBank
     Sacramento

August 26, 1993

Thomas E. King, President
CapitolBank Sacramento
300 Capitol Mall
Post Office Box 2311
Sacramento, California 95814

Re:  Modification to April 3, 1992 employment letter

Dear Tom,

In response to your letter dated February 26, 1993, the Executive Compensation Committee has met to review your proposal; suggested a counter-proposal to which you have verbally agreed; and submitted the agreed-upon modification to the Board of Directors, who approved it at the August 18, 1993 board meeting.

The modification to the February 5, 1992 letter which we have all agreed to, is as follows:

     CapitolBank agrees, in the event of a termination as anticipated in Paragraph 6 of the April 3 letter, to guarantee that upon liquidation of the stock you purchased, or had a right to purchase pursuant to your Stock Option Agreement, you will realize a before-tax gain of $150,000. To the extent your gain is less, based on the then-current market price, the Bank will pay you the balance as your severance payment. In the event the amount you realize exceeds $150,000, the Bank has no additional obligation.

Should this language adequately express the modification to the subject letter, please sign and return one of the two copies I have provided you. The second copy is for your records.

Very truly yours,                      Agreed upon by,



/s/ John A. Wickland, III              /s/ Thomas E. King
- - ------------------------------------   --------------------------------------
John A. Wickland, III                  Thomas E. King
Chairman                               President
Executive Compensation Committee       CapitolBank Sacramento
CapitolBank Sacramento
                                       Dated:  August 30, 1993


cc:  Board of Directors,
     CapitolBank Sacramento

                                                                     EXHIBIT 3.3

                     [Letterhead of CapitolBank Sacramento]

 CapitolBank
     Sacramento


April 7, 1994

Thomas E. King
CapitolBank Sacramento
Post Office Box 2311
Sacramento, California 95814

Dear Tom,

This letter will memorialize the agreement between you and CapitolBank Sacramento regarding the termination of your employment with the Bank. In that regard, you and the Bank agree as follows:

1. Your signature below constitutes your termination from the offices of President and Chief Executive Officer and as an employee of the Bank and your resignation as a director of the Bank, effective as of the close of business on April 15, 1994.

2. Through August 15, 1994 (the "Termination Date"), you will provide such consulting services to the Bank as may from time to time be assigned to you by the Chairman of the Board, Chief Executive Officer, or President of the Bank, which services will be similar to those performed by you prior to your termination of employment. In your capacity as a consultant to the Bank, you will be available to the Bank by telephone or mail. It is understood that it shall not be a breach of this agreement should you obtain other employment within the four-month consulting period described in this Section.

3. The Bank will pay to you a one-time severance payment of $150,000 on April 15, 1994 and, provided that you provide the consulting services described above for the time period described above, will (a) continue to pay to you your regular base salary of $12,500 per month in accordance with the Bank's standard payroll practices through the Termination Date; and (b) will pay your costs of health insurance, as elected by you under Consolidated Omnibus Reconciliation Act ("COBRA"), until the earlier of the Termination Date, or the date you become eligible for health insurance benefits offered by a future employer. The Bank will also pay for your out-placement assistance at the agency of your choice until you secure a full-time position. The Bank may withhold from or on account of benefits hereunder all federal, state, city or other taxes as may be required by all applicable federal, state, city or other tax laws, regulations or rulings.

4. Effective April 15, 1994: (a) you will no longer be entitled to participate in any employee benefit or health or other insurance plans of the Bank or its affiliates and will no longer accrue any vacation, personal or similar time; (b) you agree that your stock option arrangements with the Bank will have terminated effective April 4, 1994, and any employment agreements between you and the Bank (including, without limitation, the letter agreement dated April 3, 1992, as amended by the letter agreement dated August 26, 1993), will immediately terminate and be of no further force or effect, and you hereby waive and relinquish any rights you have or claim to have under such arrangements or agreements; and (c) you hereby waive and relinquish any rights you have or claim to have to any form of compensation that accrued prior to your termination of employment with the Bank, except accrued vacation time or payment in respect thereof.

5. As a material inducement to the Bank to enter into this agreement, you hereby irrevocably and unconditionally release, acquit, and forever discharge the Bank and each of the Bank's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, accountants, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, independent accountants and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature known or unknown ("claim" or "claims"), arising or which may have existed prior to the date hereof or in connection with your termination of employment (excluding accrued vacation time or payment in respect thereof), including, but not limited to, any and all claims arising out of your employment by the Bank, termination of that employment, alleged or actual violations of any employment-related contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any federal, state or municipal statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, and/or employee benefits arising from your employment (including, without limitation, any rights you have or claim to have to incentive awards or bonuses and any rights you have or claim to have under your stock option arrangements with the Bank, but excluding your right to accrued vacation time or payment in respect thereof).

     The Bank, on its own behalf and on behalf of all companies affiliated with the Bank, hereby irrevocably and unconditionally releases, acquits, and forever discharges you, from any and all claims (as defined above), arising or which may have existed prior to the date hereof or in connection with your termination of employment, including, but not limited to, any and all claims arising out of your employment by the Bank, the termination of that employment, alleged or actual violations of any employment-related contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or municipal statute, regulation or ordinance.

     It is understood and agreed that as to the claims or potential claims enumerated in this section, this is a full and final release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the parties which may have arisen, or may arise from any act or omission prior to the date hereof or in connection with your termination of employment arising out of or related, directly or indirectly, to the matters released above, as well as any and all claims, causes of action, suits, debts, demands, costs, expenses, attorneys' fees, contracts, agreements, payments, compensation, liabilities or obligations, contingent or fixed, liquidated or unliquidated, material or immaterial, of every nature, known or unknown, arising or which may have existed prior to the date hereof or in connection with your termination of employment. Therefore, each party hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states:

          "A general release does not extend to claims which creditor does not know or suspect to exist in his favor at time of executing release, which if known by him must have materially affected his settlement with debtor."

     Thus, notwithstanding provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all parties, you and the Bank expressly acknowledge that this agreement is intended to include in its effect, without limitation, all claims which you and the Bank do not know or suspect to exist in your or the Bank's favor at the time of execution hereof, and that this agreement contemplates extinguishment of any such claim or claims.

6. You agree on or before the close of business, Friday, April 15, 1994, to return to the Bank office keys, company-issued credit cards, and all records, manuals, books, reports, documents, personal property and related matters and copies thereof which are the property of the Bank or which relate in any way to the business, products, practices or techniques of the Bank which are in your possession or under your control. You also understand and agree that you have a continuing obligation to preserve as confidential and refrain from using or disclosing trade secrets and confidential information concerning the Bank, including without limitation, the business, business plans, financial information, products, practices, marketing methods, customer and depositor lists and techniques of the Bank, and agree to refrain from acts that would reduce the value of such trade secrets and confidential information to the Bank.

7. It is understood and agreed that you will have seven (7) days after signing this agreement to revoke it ("Revocation Period") and that this agreement will not become effective and enforceable until the Revocation Period has expired. You also acknowledge that you have been afforded twenty-one (21) days to consider this agreement, its benefits, and its consequences.

8. This agreement, which shall be governed and construed in accordance with California law, reflects the entire agreement between the Bank and you, and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof.

9. You agree that you will keep the terms, amount and fact of this agreement completely confidential, and will not hereafter disclose any information concerning this agreement to anyone, including but not limited to any past, present, or prospective employees or applicants for employment with the Bank. You understand, however, that the Bank may disclose the terms, amount and fact of this agreement in regulatory filings and otherwise, and agree to cooperate with the Bank on the wording of a press release relating hereto.

     After you have reviewed the contents of this letter, please sign the acknowledgment and consent form below and return the signed copy of the letter to me.

Very truly yours,
CapitolBank Sacramento



/s/ John A. Wickland, III
- - -------------------------
by John A. Wickland, III
Director

                           ACKNOWLEDGMENT AND CONSENT


I hereby acknowledge that I have thoroughly read and understand this letter, the scope of the release contained therein and the scope of my continuing obligations to the Bank with respect to trade secrets and confidential information and agree that this letter fairly sets forth the terms of my severance arrangement with the Bank.

Executed by Thomas E. King as of the date first written above.


                                    /s/ Thomas E. King
                                    ------------------------------------------
                                    Thomas E. King